Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of November 23, 2008,
among
KING PHARMACEUTICALS, INC.,
ALBERT ACQUISITION CORP.
and
ALPHARMA INC.

Annex I	Index of Defined Terms
Annex II	Conditions to the Offer
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation
Exhibit C	Release

ii

          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 23, 2008, among KING PHARMACEUTICALS, INC., a Tennessee corporation (“Parent”), ALBERT ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ALPHARMA INC., a Delaware corporation (the “Company”).
          WHEREAS, Merger Sub has outstanding an offer (the “Existing Offer”) to purchase any and all of the outstanding shares of the Company’s Class A common stock, par value $0.20 per share (the “Company Common Stock”), and the associated Rights (as hereinafter defined) on the terms and subject to the conditions set forth in the Offer to Purchase dated September 12, 2008, and in the related letter of transmittal (in each case, as amended or supplemented to the date hereof);
          WHEREAS, the parties hereto have agreed to the acquisition of the Company at a price of thirty seven dollars ($37.00) per share of Company Common Stock (including the associated Rights), net to the seller in cash, without interest thereon and subject to any required withholding of taxes, and Parent has agreed to cause Merger Sub to amend the Existing Offer to reflect such agreement (such offer, as it may be amended from time to time in accordance with this Agreement, the “Offer”);
          WHEREAS, in furtherance of the transaction, it is proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and, subject to certain limitations as set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price (as defined herein), on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the acquisition of the Company by Parent, and (iii) resolved to recommend that the stockholders of the Company tender their shares of Company Common Stock (together with the associated Rights) pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt this Agreement; and
          WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement and deem it advisable and in the best interests of their stockholders to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
The Offer
          SECTION 1.01. The Offer.
          (a) As promptly as practicable after the date of this Agreement, Parent and Merger Sub shall amend the Existing Offer to reflect the terms and conditions of this Agreement, including the purchase price of thirty seven dollars ($37.00) per share of Company Common Stock (including the associated Rights), net to the seller in cash, without interest thereon and subject to any required withholding of Taxes (such price, or any higher price offered and paid by Merger Sub in its sole discretion in the Offer, the “Offer Price”), and to set December 19, 2008 (the “Initial Expiration Date”), as the expiration date for the Offer. The obligation of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall only be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then directly or indirectly owned by Parent, after giving effect to the consummation of the Offer, represents at least a majority of the voting power of all Fully Diluted Shares on the Share Acceptance Date (as defined herein) (the “Minimum Condition”) and to the other conditions set forth in Annex II (together with the Minimum Condition, the “Offer Conditions”). Merger Sub (or Parent on behalf of Merger Sub) expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by this Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex II, or otherwise amends or modifies the Offer in any manner materially adverse to the holders of Company Common Stock, and (iii) the Offer may not be extended except as set forth in this Section 1.01(a). Subject to the terms and conditions of this Agreement, the Offer shall expire at 5:00 p.m., New York City time, on the Initial Expiration Date (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub (or Parent on behalf of Merger Sub) may extend the Offer and the Expiration Date without the consent of the Company (i) if at the Expiration Date, any of the Offer Conditions shall not have been satisfied or waived in writing by Merger Sub (or Parent on behalf of Merger Sub), until such time as such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. In addition, unless the Agreement has been terminated in accordance with Section 8.01, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer and the Expiration Date from time to time in increments of up to fifteen (15) business days upon the Company’s prior written request if, as of the scheduled Expiration Date, any of the Offer Conditions set forth in paragraphs (a), (b), (c), (d) and (e) of Annex II shall not have been satisfied; provided, however, that in no event shall Parent or Merger Sub be required to extend the Offer or the Expiration Date beyond the Outside Date. In addition, unless this Agreement has been terminated in accordance with Section 8.01, in the event that all of the Offer Conditions other than the Minimum Condition shall have been satisfied as of the scheduled Expiration Date, upon the Company’s prior written request Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer and the Expiration Date by up to an additional thirty (30) days, but not beyond the Outside Date. In addition, unless this Agreement has been terminated in accordance with Section 8.01, in the event that all of the Offer Conditions shall have been satisfied as of the scheduled Expiration Date and Parent or Merger Sub fail to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with this Section 1.01, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer and the Expiration Date from time to time in increments of up to fifteen (15) business days upon the Company’s written request; provided, however, that in no event shall Parent or Merger Sub be required to extend the Offer or the Expiration Date beyond the Outside Date. Merger Sub (or Parent on behalf of Merger Sub) may, in its sole discretion, provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if, as of the commencement of such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of shares of Company Common Stock necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (as defined herein). Subject to the foregoing, including the requirements of Rule 14d-11 under the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, all shares of Company Common Stock (including the associated Rights) (A) validly tendered and not withdrawn pursuant to the Offer and/or (B) validly tendered in any Subsequent Offering Period. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Company Common Stock such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of state, local or foreign Laws relating to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Tax authority by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding were made by Merger Sub.
          (b) As promptly as reasonably practicable after the date of this Agreement, Parent and Merger Sub shall (i) amend the Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that was originally filed on September 12, 2008 with the Securities and Exchange Commission (the “SEC”) to reflect the terms and conditions of this Agreement, and file such amendment (the “Schedule TO Amendment”) with the SEC, which shall contain an amended and restated offer to purchase (or supplement to the offer to purchase to the extent permitted by Law) reflecting the terms and conditions of this Agreement, and a revised form of the letter of transmittal and summary advertisement and other ancillary Offer documents and instruments, if any, in respect of the Offer (together with the Schedule TO (including the Schedule TO Amendment), collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of shares of Company Common Stock, in each case as, and to the extent required by, applicable Laws. Parent and Merger Sub shall promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive after the date hereof from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments or other communications.
          (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock (and the associated Rights) that Merger Sub becomes obligated to purchase pursuant to the Offer.
          SECTION 1.02. Company Action.
          (a) The Company hereby approves of and consents to the Offer and the Merger and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (A) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (C) subject to Section 5.02(f), recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement by action of written consent of the stockholders of the Company (such recommendations, the “Board Recommendation”), and (D) directing that the adoption of this Agreement be submitted, as promptly as practicable upon consummation of the Offer, to Merger Sub (in its capacity as a stockholder of the Company) and any other stockholders of the Company requested by Parent for action by written consent, if required to consummate the Merger under the DGCL (such actions by the Board of Directors of the Company described in clauses (A) through (D), collectively, the “Board Actions”). Prior to the Expiration Date (as it may be extended hereunder), the Compensation Committee of the Company’s Board of Directors, consisting solely of independent directors, will have taken all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment, compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries before, on or after the date of commencement of the Existing Offer with or to current or future directors, officers, or employees of the Company or any of its Subsidiaries.
          (b) The Company hereby consents to the inclusion of the Board Actions and other approvals set forth in paragraph (a) in the Offer Documents and, to the extent that no Adverse Recommendation Change (as defined herein) shall have occurred in accordance with Section 5.02(f), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents. The Company shall promptly furnish Parent with an updated list of its stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, non-objecting beneficial holders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.
          (c) The Company shall, as promptly as reasonably practicable (and, in any event, not later than the second (2nd) business day following the date the Schedule TO Amendment is filed with the SEC), file with the SEC and disseminate to holders of shares of Company Common Stock (1) an amendment (the “Schedule 14D-9 Amendment”) to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on September 26, 2008 with respect to the Existing Offer (together with any amendments or supplements thereto (including the Schedule 14D-9 Amendment), the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 5.02(f), shall reflect the Board Recommendation and shall include the other Board Actions and (2) if Parent shall have theretofore provided the information required by the last sentence of Section 1.03(b), a King Nominee Information Statement (as defined herein), which King Nominee Information Statement shall, for the avoidance of doubt, be included in the Schedule 14D-9 and filed with the SEC as required by Section 1.03(b). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 (including the King Nominee Information Statement) if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. The Company shall promptly provide Parent, Merger Sub and their counsel with any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications.
          (d) To the Knowledge of the Company, all of its directors and executive officers who own shares of Company Common Stock intend to tender their shares of Company Common Stock (together with the associated Rights) pursuant to the Offer prior to the Expiration Date.
          SECTION 1.03. Directors.
          (a) Effective upon the acceptance for payment of any shares of Company Common Stock pursuant to the Offer (such date of acceptance, the “Share Acceptance Date”), Parent shall be entitled to designate the number of directors, rounded to the nearest whole number constituting at least a majority of directors, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding; provided, that the foregoing notwithstanding, one (1) incumbent director shall be entitled to, and shall, retain his or her position on the Company’s Board of Directors at all times prior to the earlier of (x) termination of this Agreement in accordance with its terms or (y) completion of the Closing. The Company shall promptly take all actions necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the number of directors, and/or seeking and accepting resignations of incumbent directors. At such time as such designees constitute a majority of the Company’s Board of Directors, the Company shall also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s Board of Directors and (ii) each board of directors of each of the Company’s Subsidiaries (and each committee thereof, if any) that represents the same percentage as such individuals represent on the Board of Directors of the Company.
          (b) The Company’s obligations to appoint Parent’s nominees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to Parent’s compliance with the final sentence of this Section 1.03(b), the Company shall promptly take all actions, and shall promptly include in the Schedule 14D-9 an information statement (the “King Nominee Information Statement”) containing such information with respect to the Company and its officers and directors (including Parent’s designees to serve on the Company’s Board of Directors upon consummation of the Offer) as required by Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03. Parent shall timely provide to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

          (c) Following the election or appointment of Parent’s nominees pursuant to Section 1.03(a) and until the Effective Time (as defined herein), the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company’s Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company or the Company’s agreement to any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.
          SECTION 1.04. Top Up Option.
          (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top Up Option”), exercisable upon the terms and conditions set forth in this Section 1.04, to purchase that number of newly issued shares of Company Common Stock (the “Top Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent at the time of such exercise, shall constitute one (1) share more than ninety percent (90%) of the shares of Company Common Stock outstanding on a fully-diluted basis immediately after the issuance of the Top Up Option Shares at a price per share equal to the Offer Price; provided that in no event shall the Top Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to shares of Company Common Stock reserved for issuance under the Company Incentive Plans (as defined herein) as if such shares were outstanding).
          (b) Merger Sub may exercise the Top Up Option, in whole but not in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. In the event that Merger Sub wishes to exercise the Top Up Option, it shall notify the Company in writing, and shall set forth in such notice: (i) the number of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top Up Option Shares, and (ii) the place and time for the closing of the purchase of the Top Up Option Shares by Merger Sub, which shall not be more than five (5) business days after delivery of such notice (the “Top Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock outstanding on a fully-diluted basis and the number of Top Up Option Shares. At the Top Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price for the Top Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price) and the Company shall cause to be issued to Merger Sub a certificate representing the Top Up Option Shares. The aggregate purchase price payable for the Top Up Option Shares may be paid by Merger Sub by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top Up Option Shares. Any such promissory note shall bear interest at the applicable federal rate as determined for U.S. federal income tax purposes, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. In the event that this Agreement is terminated after the Top Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable.
          (c) The parties shall cooperate to ensure that the issuance of the Top Up Option Shares is accomplished consistent with all applicable Laws. Consistent therewith, Parent and Merger Sub acknowledge that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Top Up Option Shares an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE II
The Merger
          SECTION 2.01. The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          (b) Notwithstanding anything in this Agreement to the contrary, if following the Offer and the Subsequent Offering Period (if any) and the exercise (if any) of the Top Up Option, the requirements for a short form merger pursuant to Section 253 of the DGCL (a “Short Form Merger”) are satisfied such that the Merger may be effected without a meeting, vote or written consent of the stockholders of the Company, Parent or Merger Sub and the Company shall take all reasonable actions to consummate the Merger pursuant to Section 253 of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VII hereof (and in any event within the time parameters set forth in Section 2.02 below).

          SECTION 2.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the first (1st) business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company, provided, however, that, to the extent the Merger Information Statement (as defined herein) is required to be delivered to the Company’s stockholders pursuant to this Agreement and the Exchange Act, the Closing shall not occur until a date that is at least twenty (20) calendar days after the mailing of the Merger Information Statement to the Company’s stockholders. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger, if the Merger is effected pursuant to Section 251 of the DGCL, or a certificate of ownership and merger, if the Merger is effected pursuant to Section 253 of the DGCL (each, a “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.
          SECTION 2.05. Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”), shall be amended pursuant to the Merger at the Effective Time to be in the form of Exhibit A and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 2.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards
          SECTION 3.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Merger Sub:
          (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock, Parent-Owned Stock and Company Class B Common Stock. Each share of (i) Company Common Stock that is directly owned by the Company, as treasury stock, or by Parent or Merger Sub immediately prior to the Effective Time and (ii) Class B common stock, par value $0.20 per share, of the Company (the “Company Class B Common Stock”) that is directly owned by the Company as treasury stock, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock and Company Class B Common Stock owned by any wholly-owned Subsidiary of the Company shall remain outstanding after the Effective Time.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled, or which remain outstanding, in accordance with Section 3.01(b) and Section 3.03(a) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or (y) any such uncertificated shares of Company Common Stock (collectively, the “Uncertificated Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 3.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company. Parent shall deposit (i) with the Paying Agent prior to the Effective Time cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) and (ii) on the Closing Date with the Surviving Corporation, for the benefit of the holders of Company Stock Options, Company Restricted Stock, Company Performance Units and Company Restricted Stock Units, cash in an amount equal to the sum of (x) the aggregate Option Amount, (y) the aggregate Stock Unit/Restricted Stock Amount and (z) the aggregate Company Performance Unit Amount, in each case as required to be paid pursuant to this Agreement.
          (b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying

Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of shares of Company Common Stock shall, (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 3.01(c), and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered or transferred as contemplated by this Section 3.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article III and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article III.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Uncertificated Shares, as applicable, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.
          (e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America (the “United States”) or any agency or instrumentality thereof and backed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Option Amount, the Stock Unit/Restricted Stock Amount and the Company Performance Unit Amount, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement and otherwise as having been paid to the holder of the shares of Company Common Stock, the holder of the Company Stock Option, the holder of Company Restricted Stock, the holder of the Company Restricted Stock Unit or the holder of the Company Performance

Unit, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          SECTION 3.03. Company Equity Awards. (a) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Incentive Plan) shall adopt such resolutions and take all other actions necessary so that, at the Effective Time and without any consent on the part of the holder of any shares of Company Common Stock or any award under a Company Incentive Plan and without any consent on the part of any other person, (i) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall be fully vested and shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive a payment in cash, in consideration of such cancellation and in settlement therefor, in an amount equal to the product of (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the total number of shares of Company Common Stock subject to the unexercised portion of such Company Stock Option immediately prior to the Effective Time (such cash payment amount, the “Option Amount”) and (ii) each Company Restricted Stock Unit and each share of Company Restricted Stock that is outstanding or held immediately prior to the Effective Time, whether or not vested, shall be fully vested and shall be canceled, with the holder of each such Company Restricted Stock Unit or Company Restricted Stock, as applicable, becoming entitled to receive a payment in cash, in consideration of such cancellation and in settlement therefor, in an amount equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit or the number of shares of Company Restricted Stock held by such holder immediately prior to the Effective Time, as applicable (such cash payment amount, as applicable, the “Stock Unit/Restricted Stock Amount”). From and after the Effective Time, any such canceled Company Stock Option and Company Restricted Stock Unit and each share of Company Restricted Stock, shall entitle the holder thereof only to the payment determined pursuant to this Section 3.03(a). All amounts payable pursuant to this Section 3.03(a) shall be paid as promptly as practicable following the Effective Time, and in any event no later than thirty (30) days after the Effective Time, without interest, and less any applicable withholding and Taxes required to be withheld with respect to such amounts. Parent shall cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Company Stock Options, Company Restricted Stock, Company Restricted Stock Units and the applicable Company Incentive Plans pursuant to which they were issued (as modified, in each case, pursuant to this Agreement).
          (b) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company’s Employee Stock Purchase Plan (as amended, the “ESPP”) shall adopt such resolutions and take all other actions necessary so that, without any action on the part of any participant in the ESPP or any other person (i) participants in the

ESPP shall not be permitted to increase their payroll deductions under the ESPP from those in effect on the date of this Agreement, (ii) no new “Plan Quarter” (as defined in the ESPP) shall start after the Plan Quarter in which the date of this Agreement occurs, (iii) the “Share Allocation Date” (as defined in the ESPP) for the Plan Quarter in which the date of this Agreement occurs shall be the earlier of such date as determined pursuant to Section 14 of the Plan or the day immediately prior to the day upon which the Effective Time occurs, and (iv) the ESPP shall be terminated effective immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, the Company shall be entitled to, and shall, make a “Company Contribution” (as defined in the ESPP) consistent with past practice in scope and magnitude under, and not in violation of, the ESPP to match accumulated payroll deductions paid to the ESPP and existing immediately prior to the Share Allocation Date.
          (c) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Incentive Plan) shall adopt such resolutions and take all other actions necessary so that, at the Effective Time and without any action on the part of the holder of any Company Performance Units or any other person, each Company Performance Unit granted under a Company Incentive Plan shall be fully vested and shall be canceled, with the holder of each such Company Performance Unit becoming entitled to receive a payment in cash, in consideration of such cancellation and in settlement therefor, in the amount due with respect to such Company Performance Unit upon the occurrence of a “Change in Control” (as defined in and pursuant to the applicable award agreement under the applicable Company Incentive Plan) (such cash payment amount, the “Company Performance Unit Amount”). From and after the Effective Time, any such canceled Company Performance Unit shall entitle the holder thereof only to the payment determined pursuant to this Section 3.03(c). All amounts payable pursuant to this Section 3.03(c) shall be paid as promptly as practicable following the Effective Time, and in any event no later than thirty (30) days after the Effective Time, without interest, and less any applicable withholding and Taxes required to be withheld with respect to such amounts. Parent shall cause the Surviving Corporation to make such payments as promptly as practicable after the Effective Time in accordance with the foregoing and the terms of the Company Performance Units and the applicable Company Incentive Plans pursuant to which they were issued (as modified, in each case, pursuant to this Agreement).
ARTICLE IV
Representations and Warranties
          SECTION 4.01. Representations and Warranties of the Company. Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company on or after January 1, 2007 and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (excluding any disclosures set forth in any section of an SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) (collectively, the “Filed SEC Documents”) or as set forth in the Company Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, it being understood that any information set forth in one Section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent such information is disclosed in such a way that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:
          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Company has previously provided or made available to Parent correct and complete copies of the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof and all such documents are in full force and effect and no dissolution, termination, revocation or forfeiture proceedings regarding the Company have been commenced or, to the Knowledge of the Company, threatened.
          (b) Subsidiaries. Section 4.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.
          (c) Capital Structure.
     (i) The authorized capital stock of the Company consists of seventy-five million (75,000,000) shares of Company Common Stock, fifteen million (15,000,000) shares of Company Class B Common Stock and five hundred thousand (500,000) shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which (x) one hundred thousand (100,000) of such shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, par value $1.00 per share, and (y) one hundred thousand (100,000) of such shares of Company Preferred Stock are designated as Series B Junior Participating Preferred Stock, par value $1.00 per share, and have been reserved for issuance upon the exercise of the rights (the “Rights”) distributed to holders of Company Common Stock pursuant to the Company’s Rights Agreement, dated as of September 1, 2008 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent.
     (ii) At the close of business on November 19, 2008, (A) (x) forty one million eight hundred eighty two thousand three hundred eighteen (41,882,318) shares of Company Common Stock (with an equal number of corresponding Rights) were issued and outstanding (which number includes six hundred eighty-nine thousand nine hundred eighty two (689,982) shares of Company Restricted Stock) and (y) two million nine hundred fifty two thousand four hundred ninety four (2,952,494) shares of Company Common Stock were held by the Company in its treasury, (B) five million three hundred two thousand seven hundred eighty eight (5,302,788) shares of Company Common Stock were reserved and available for issuance pursuant to the Company Incentive Plans and the ESPP, of which (1) one million eight hundred thirty-seven thousand six hundred ninety four (1,837,694) shares of Company Common Stock were subject to outstanding Company Stock Options, (2) one hundred sixty-six thousand six hundred fifty-one (166,651) shares of Company Common Stock were subject to outstanding Company Restricted Stock Units, (3) nine thousand two hundred seventy four (9,274) shares of Company Common Stock were subject to outstanding rights under the ESPP (assuming that the purchase of the Company Common Stock under the ESPP occurred on November 19, 2008 and the purchase price was equal to the Merger Consideration), and (4) no shares of Company Common Stock were subject to outstanding Company Performance Units, (C) no shares of Company Class B Common Stock were issued and outstanding and held by persons other than the Company or its Subsidiaries, (D) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury, (E) warrants to acquire shares of Company Common Stock from the Company issued pursuant to the Exclusive License Agreement between IDEA AG and Alpharma Ireland Limited, dated September 4, 2007 (the “IDEA Warrants”), true and complete copies of all of which IDEA Warrants have been provided to Parent prior to the date of this Agreement, were outstanding, (F) warrants to acquire shares of Company Common Stock from the Company issued pursuant to the Exclusive License and Distribution Agreement by and between IBSA Institut Biochimique SA (Switzerland) and Alpharma Pharmaceuticals LLC, dated as of August 16, 2007 (the “IBSA Warrants”), true and complete copies of all of which IBSA Warrants have been provided to Parent prior to the date of this Agreement, were outstanding and (G) 2.125% convertible senior notes due 2027 with an aggregate principal amount of three hundred million dollars ($300,000,000) issued pursuant to the First Supplemental Indenture between the Company and U.S. Bank National Association, dated as of March 20, 2007 (the “Convertible Notes”), convertible into shares of Company Common Stock pursuant to the terms of such indenture, were outstanding. Except as set forth above, at the close of business on November 19, 2008, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.
     (iii) Since November 19, 2008, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the Company Incentive Plans and the ESPP and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights under the Company Incentive Plans and the ESPP and except for the issuance of Rights in connection with issuances of Company Common Stock as described in the immediately preceding clause (x).
     (iv) All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and, subject to the applicable terms and conditions of the Rights Agreement, not subject to preemptive rights.
     (v) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), except for the Convertible Notes. Except for any obligations pursuant to this Agreement, any Company Incentive Plan or the ESPP, the Rights Agreement, the IBSA Warrants, the IDEA Warrants or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based awards or performance units (including any Company Stock Appreciation Rights), Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Incentive Plans, the ESPP, the Rights Agreement, the indenture governing the Convertible Notes, the IBSA Warrants and the IDEA Warrants.

     (vi) All of the Company Stock Options, Company Restricted Stock, Company Restricted Stock Units, Company Performance Units and other rights granted under a Company Incentive Plan or the ESPP have been granted in compliance with the terms of applicable Law and the Company Incentive Plan or the ESPP, as applicable. All outstanding Company Stock Options and Company Stock Appreciation Rights have (and all Company Stock Options and Company Stock Appreciation Rights which vested on or after January 1, 2005 and which were exercised on or prior to the date of this Agreement had) a per share exercise price, or base or reference price, as applicable, that is (or with respect to such Company Stock Options or Company Stock Appreciation Rights which were exercised on or prior to the date of this Agreement was) at least equal to the fair market value of the applicable share of Company Common Stock as of the date such Company Stock Option or Company Stock Appreciation Right was granted).
     (vii) There are no Company Stock Appreciation Rights outstanding as of the date of this Agreement. Section 4.01(c) of the Company Disclosure Schedule sets forth (i) with respect to all Company Stock Options outstanding as of November 19, 2008, the number of shares of Company Common Stock subject to such Company Stock Options and the exercise prices, as applicable, of such Company Stock Options, and (ii) with respect to all Company Performance Units outstanding on November 19, 2008, the value of such units. The Company does not own, directly or indirectly, any equity or other ownership interest in any Person, except for the subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company is not subject to any material obligation or requirement to make any loan or capital contribution in any person (other than Subsidiaries of the Company).
          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by the DGCL). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval (if required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company at a duly held meeting has taken the Board Actions. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation of the Offer or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Foreign Merger Control Laws”), all of which consents, approvals, orders, authorizations, registrations, declarations, filings or notices are listed in Section 4.01(d) of the Company Disclosure Schedule; (II) compliance with the applicable requirements of the Securities Act and the Exchange Act including the filing of the Schedule 14D-9 Amendment and the other amendments and/or supplements to the Schedule 14D-9 contemplated by Section 1.02(c) and, if required by applicable Law upon obtaining the Stockholder Approval by written consent, the filing with the SEC and mailing to the stockholders of the Company of an information statement prepared pursuant to Section 14(c) of the Exchange Act regarding the Merger and the other transactions contemplated hereby (the “Merger Information Statement”) (which shall also satisfy the requirements of Section 228 of the DGCL), (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings or notices required under the rules and regulations of the New York Stock Exchange, (V) compliance with applicable foreign or state securities or “blue sky laws”, (VI) any filing or notice required under ISRA and (VII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of whic h to be obtained or made would not reasonably be expected, individually or in the aggregate, (x) to have a Material Adverse Effect or (y) to prevent or materially delay the consummation of the Offer or prevent the Company from consummating the Merger.

          (e) SEC Documents; Financial Statements.
     (i) The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2005 (the “SEC Documents”). As of the respective dates such documents were filed or furnished, as the case may be, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained, as of the respective dates such documents were filed or furnished, as the case may be (except to the extent amended or superseded by a subsequent filing with the SEC publicly available on EDGAR prior to the date hereof, in which case as of the date such amendment or subsequent filing was filed or furnished), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).
     (ii) Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 2008 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations that (A) were incurred since September 30, 2008 in the ordinary course of business, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (iii) As of the date of this Agreement, (A) the only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is (1) the Convertible Notes, (2) zero dollars ($0) under the Amended and Restated Loan and Security Agreement, dated as of March 10, 2006, by and among the Company, certain Subsidiaries of the Company, various financial institutions party thereto from time to time and Bank of America, N.A., in its capacity as a lender and collateral and administrative agent (as amended and supplemented from time to time, the “March 2006 Credit Agreement”) and (3) as of November 20, 2008, thirty five million two hundred thousand renminbi (35,200,000 RMB) under the Chinese Revolving Credit Facility, dated as of June 30, 2008, by and among the Company, certain Subsidiaries of the Company and Bank of America, N.A. (such credit agreement, as amended and supplemented from time to time, together with the March 2006 Credit Agreement, the “Credit Agreements”) and (B) there are no guarantees by the Company or any of its subsidiaries of indebtedness of third parties for borrowed money.
     (iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company’s SEC Documents.
     (v) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Each of the Company and its Subsidiaries (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Documents, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of the Board of Directors of the Company, (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls and the Company has provided Parent or its Representatives copies of documentation related to such disclosure contemplated in the foregoing clauses (1) or (2).

          (f) Information Supplied. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders after the date hereof in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 (including the Schedule 14D-9 Amendment) and the Merger Information Statement (if required) and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), at the date it is filed with the SEC, at the date it is distributed or otherwise disseminated to Company stockholders and at the time of the consummation of the Offer (in the case of any Company Disclosure Document other than the Merger Information Statement) or at the date it is first mailed to holders of Company Common Stock (in the case of the Merger Information Statement and any amendment or supplement thereto, if applicable) (other than as to information supplied in writing by Parent or Merger Sub, expressly for inclusion therein, including with respect to the King Nominee Information Statement, as to which no representation is made) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause each of the Company Disclosure Documents to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing and, if applicable, at the time of distribution or other dissemination to the Company’s stockholders.
          (g) Absence of Certain Changes or Events. Since December 31, 2007, there has not been any change, effect, event, occurrence, condition or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 30, 2008 and through the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action that if taken between the date of this Agreement and the Effective Time would constitute a breach of any of the subclauses (i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii), (xiii), (xiv) or (xvi) of Section 5.01(a).
          (h) Litigation. There is no material suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no material Judgment outstanding against the Company or any of its Subsidiaries. This Section 4.01(h) does not relate to Tax matters, which are the subject of Section 4.01(n).
          (i) Compliance with Laws.
     (i) Each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, including all necessary Authorizations required under laws administered by the United States Food and Drug Administration (“FDA”), the United States Drug Enforcement Administration (“DEA”) and similar state and foreign Governmental Entities (“Drug Laws”), and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (ii) Since January 1, 2007, the businesses of the Company and its Subsidiaries have been, and are being, conducted in accordance with all applicable Laws in all respects, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries are in compliance in all material respects with the Drug Laws and all other applicable Laws (including those pertaining to paying remuneration to induce the ordering or prescribing of products, sales and marketing practices, off label promotion, government health care program pricing reporting, good clinical practices, good manufacturing practices, good laboratory practices, protection of human subjects, the conduct of preclinical and clinical trials, advertising and promotion, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, establishment registration, product listing, quotas and security for controlled substances, recordkeeping, security and privacy standards for protected health information and all other pre- and post-marketing reporting requirements, as applicable) administered by the FDA, the DEA, the Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the Department of Agriculture and any other comparable Governmental Entity relating to the research, development, production, marketing, distribution or sale of any Pharmaceutical Product, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Pharmaceutical Product” means all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company or any of its Subsidiaries, whether for human or animal consumption or application.
     (iii) No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Governmental Entity has issued or, to the Knowledge of the Company, threatened to issue an order to recall, suspend, discontinue, withdraw approval of, enjoin or otherwise restrict the manufacture or sale of any Pharmaceutical Product into any market.
     (iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any investigational new drug application or any comparable foreign regulatory application sponsored by the Company or any

Subsidiary of the Company or otherwise restrict the preclinical research on or clinical study of any Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Material Intellectual Property based on such Intellectual Property. Neither the Company nor any Subsidiary of the Company has received notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or at the request of, the Company with respect to any Pharmaceutical Products, which data was submitted to the Governmental Entity and which was necessary to obtain regulatory approval of a particular Pharmaceutical Product or to move such Pharmaceutical Product to the next phase of clinical development, except for any rejections that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (v) None of the Company, any Subsidiary of the Company or any of their respective officers, key employees or, to the Knowledge of the Company, agents or clinical investigators acting for the Company or any Subsidiary of the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to its “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) or, to the Company’s Knowledge, for any other Governmental Entity to invoke substantially similar policies.
     (vi) None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any agent, employee, officer, vendor or supplier of the Company or any Subsidiary of the Company, has been excluded from participation in any federal health care program, as defined under 42 U.S.C. § 1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program or, to the Company’s Knowledge, any similar program of any Governmental Entity, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Entity, or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in such disbarment or exclusion.
     (vii) The Company has made available to Parent copies of all notices of inspectional observations, establishment inspection reports, correspondence, minutes of meetings, summaries of phone conversations and any other material documents received from the FDA, the DEA or, to the Company’s Knowledge, any other Governmental Entity that indicate lack of compliance by the Company with the regulatory requirements of the FDA, the DEA or, to the Company’s Knowledge, such other Governmental Entity, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (viii) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to delay or prevent approval of any pending application or submission to the FDA, the DEA or, to the Company’s

Knowledge, other similar Governmental Entity, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
     (ix) None of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or any other Persons acting on their behalf (A) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq. or any other similar applicable foreign, federal, or state legal requirement, (B) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (C) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (D) has violated or operated in noncompliance with any export or import restrictions, anti-boycott regulations or embargo regulations or (E) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
     (x) This Section 4.01(i) does not relate to employee benefit matters, which are the subject of Section 4.01(m), and Taxes, which are the subject of Section 4.01(n).
          (j) Labor and Employment Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining or labor agreement, or any trade union or works council agreement, with respect to any individuals employed by the Company or any of its Subsidiaries. Subject to applicable Law and except for employees of the Company or its Subsidiaries who are either principally employed in countries other than the United States of America or are covered by a collective bargaining agreement or other similar labor agreement entered into by the Company or any such Subsidiary, the employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or such Subsidiary, as the case may be. A true and complete copy of each agreement set forth in Section 4.01(j) of the Company Disclosure Schedule has been provided to Merger Sub, and the Company and its Subsidiaries are in material compliance with the terms of each such agreement. The Company and its Subsidiaries are in material compliance with all Laws and obligations to inform and consult with any employees, trade unions and employee representatives. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is in violation of any material term of any employment, consulting, non-disclosure, non-competition, confidentiality agreement or other equivalent agreement. To the Knowledge of the Company, there are not any union organizing activities concerning any employees of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with (A) the terms of each agreement set forth in Section 4.01(j) of the Company Disclosure Schedule, and (B) all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and collection and payment of withheld Taxes.
          (k) Affiliate Transactions. Neither the Company nor any Subsidiary of the Company is a party to any transaction, Contract or understanding with any (i) present or former executive officer or director of the Company or any Subsidiary of the Company, other than as part of such person’s present or former employment or service with the Company or any Subsidiary of the Company, (ii) beneficial owner of five percent (5%) or more of any voting securities of the Company or (iii) any Affiliate of the Company (other than any Subsidiary of the Company). No event has occurred since the date of the Company’s last proxy statement in respect of its last annual meeting of stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          (l) Product Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no product liability claims have been asserted in writing against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any of the Pharmaceutical Products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries and (ii) there is no judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.
          (m) Employee Benefit Matters.
     (i) Section 4.01(m) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan, and designates each such Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”) and each such Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA). The Company has made available to Parent true and complete copies of (A) each material Company Benefit Plan and all amendments thereto, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law, (D) the most recent IRS determination letter or opinion letter, as applicable, with respect to each Company Pension Plan, (E) the most recent actuarial report relating to each Company Benefit Plan, and (F) any trust agreements and other financing agreements or arrangements relating to the Company Benefits Plans. Notwithstanding the foregoing, if the Company or any of its Subsidiaries is prohibited from making the foregoing documents available to Parent as the result of applicable Law relating to the safeguarding of data privacy, the Company shall disclose in writing to Parent the material terms of such document to the maximum extent permitted by applicable Law.
     (ii) Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), except where any liability would not reasonably be expected to result in material liability to the Company. All Company Pension Plans that are intended to be qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and any related trusts are exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened. Any action or failure to act or any event with respect to any Company Pension Plan which constituted or constitutes non-compliance with Section 401(a), Section 401(k), Section 401(m) of the Code or other applicable provisions of the Code, and any action that has been proposed by the Company to be taken or that may be taken by the Company to correct such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (iii) Section 4.01(m)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Company Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and in which or to which the Company, any of its Subsidiaries or any other person or entity under common control of the Company or such Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code participates or is required to contribute or with respect to which the Company or any of its Subsidiaries has any liability. With respect to each Company Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) no reportable event (within the meaning of Section 4043 of ERISA) for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (C) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; and (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and no material adverse change in the financial condition of any such Company Pension Plan has occurred since the date of its last actuarial valuation. Neither the Company nor any of its Subsidiaries contributes to or has an obligation to contribute to, or has any liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA).
     (iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder and any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.
     (v) Section 4.01(m)(v) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Company Benefit Plan that provides health benefits or life insurance benefits (whether or not self-insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is (and at the Company’s option may continue to be) borne by the employee or former employee (or any of their beneficiaries)).
     (vi) Except where any liability would not reasonably be expected to result in material liability to the Company, full payment has been made, or otherwise properly accrued in the financial statements of the Company and any of its Subsidiaries, of all amounts that the Company and any of its Subsidiaries are required under the terms of the Company Benefit Plans to have paid as contributions to such Company Benefit Plans, or with respect to such Company Benefit Plans, on or prior to the date of this Agreement.
     (vii) To the Knowledge of the Company, each Company Benefit Plan that pays or provides for “deferred compensation” (as defined in Section 409A of the Code) has been amended to comply with applicable requirements of Section 409A of the Code and has been operated in good faith compliance with such requirements, except where any liability would not reasonably be expected to result in material liability to the Company.
     (viii) None of the Offer, the Merger or any other transaction contemplated by this Agreement will, either alone or in combination with another event, result in (i) the acceleration of the time of payment or vesting, or an increase in the amount of compensation or benefits, under any Company Benefit Plan, or (ii) any payment by the Company or any of its Subsidiaries that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has made available to Parent calculations relating to estimates by the Company, using the assumptions set forth therein, of parachute payments that might become payable in connection with the Offer, the Merger or any other transaction contemplated by this Agreement, including estimated tax gross-up payments, on an individual-by-individual basis (with names redacted but which have been separately provided to Parent in writing).
     (ix) The term “Company Benefit Plan” means (A) each employment, consulting, indemnification, severance, retention, change in control or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, and (B) each “employee benefit plan” as defined in Section 3(3) of ERISA and each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, retention, change in control, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, which, as the case may be for clause (A) or (B), is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, with respect to or for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries principally employed or providing services in the United States.
     (x) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all employee benefit plans sponsored, maintained or contributed to primarily for the benefit of employees of the Company or any Subsidiary of the Company principally employed in countries other than in the United States of America (each a “Foreign Plan”) have been sponsored, maintained and contributed to in accordance with their terms and all applicable legal requirements (including, without limitation, any registration or approval requirements) of the applicable jurisdiction, (B) if any Foreign Plan is intended to qualify for special tax treatment, such Foreign Plan meets all requirements to the extent necessary to obtain such treatment, (C) neither the Company nor any Subsidiary of the Company maintains any Foreign Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles, other than any such Foreign Plan that is required to be maintained by statute, Law, ordinance, rule, order, decree, judgment, writ, or regulation in the applicable jurisdiction, and (D) full payment has been made or, if applicable, accrued in accordance with country-specific accounting practices, of all the amounts required to have been paid by the Company or any of its Subsidiaries under the terms of each Foreign Plan or applicable Law as contributions to such Foreign Plan, or with respect to such Foreign Plan, on or prior to the date of this Agreement.

          (n) Taxes.
     (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
     (A) each of the Company and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects;
     (B) each of the Company and its Subsidiaries has either timely paid or caused to be timely paid all Taxes due and payable by the Company and its Subsidiaries to any Governmental Entity, or, where payment is not yet due, the most recent financial statements contained in the Filed SEC Documents reflect adequate reserves (excluding any reserves for deferred Taxes), in accordance with GAAP;
     (C) neither the Company nor any of its Subsidiaries has any deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid;
     (D) neither the Company nor any of its Subsidiaries has any assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation that have not been paid and neither the Company nor any of its Subsidiaries has received notice of any proceeding or audit against, or with respect to any Taxes of, the Company or any of its Subsidiaries that has not been fully resolved;
     (E) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns;
     (F) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries;
     (G) neither the Company nor any of its Subsidiaries has (x) executed, become subject to or entered into any “closing agreement” as defined in Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other applicable Tax Law that may have applicable effect in a subsequent taxable year or (y) been issued, requested, entered into or agreed to any private letter rulings, technical advice memoranda or similar agreement or rulings that relates to Taxes that may have applicable effect in a subsequent taxable year;
     (H) except for those commercial agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and its Subsidiaries) and no amount is due under any such agreement;
     (I) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries (x) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (y) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (1) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), or (2) as a transferee or successor, or payable through a contractual obligation or otherwise, except for commercial agreements entered into in the ordinary course of business;
     (J) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement;
     (K) neither the Company nor any of its Subsidiaries has participated in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury regulation section 1.6011-4(b)(1); and
     (L) to the Knowledge of the Company, no claim has been made during the past three (3) years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries has filed Tax Returns indicating that the Company or any of its Subsidiaries is or may be subject to any material taxation by such jurisdiction.
     (ii) The term “Taxes” means all federal, state, local and foreign income, profits, employment, excise, occupation, premium, capital stock, franchise, goods and services, branch, license, payroll, unemployment, compensation, windfall profits, franchise, gross receipts, capital gains, net worth, withholding, turnover, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, customs duties, levies, imposts, license, registration, sales, use, value added, ad valorem, alternative or add-on minimum, estimated and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity.
     (iii) The term “Tax Return” means any return, declaration, statement, report, claim for refund, form, filing, customs entry, information return or statement relating to Taxes, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to Taxes of the Company or its Subsidiaries.
          (o) Hazardous Materials. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there has been no Release or threatened Release of any Hazardous Materials at, on, under or from any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other location, (ii) neither the Company nor any of its Subsidiaries have retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Hazardous Materials Claim against the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any Hazardous Materials Claim against or affecting the Company or any of its Subsidiaries. “Environmental Law” means all applicable Laws relating to the protection of the environment, wildlife or other natural resources, or the safety or health of humans or property (to the extent related to exposure to Hazardous Materials), including the manufacture, use or Release of Hazardous Materials. “Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance regulated or restricted by or under any applicable Environmental Law. “Hazardous Materials Claim” means any suit, action, order, demand, claim, proceeding or other written notice of potential non-compliance, violation or liability arising out of, based on or resulting from (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Material at any location or (y) the failure or alleged failure to comply with any Environmental Law. “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.
          (p) Material Contracts. Except for this Agreement and for the Contracts filed with the SEC by the Company as exhibits to reports, schedules, forms, statements, and other documents and publicly available on EDGAR prior to the date of this Agreement, Section 4.01(p) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:

     (i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (ii) each Contract to which the Company or any of its Subsidiaries is a party that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area or grants a material right of first refusal or first offer or similar right (or will impose such limitations on Parent or any of its Affiliates following the Offer or the Merger);
     (iii) each Contract that requires payments by or to the Company and/or its Subsidiaries in an amount in excess of five hundred thousand dollars ($500,000) per annum, except for any such Contract that may be canceled, without penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less other than sales or purchase orders in the ordinary course of business;
     (iv) each Contract relating to indebtedness for borrowed money in excess of five hundred thousand dollars ($500,000) or providing for the creation of any encumbrance upon any of the material assets of the Company or any of its Subsidiaries;
     (v) each Contract that is a material license, sublicense or other contract pursuant to which the Company or a Subsidiary of the Company is authorized to use any third party Intellectual Property that is material to the business of the Company, excluding generally commercially available, off-the-shelf software programs, or pursuant to which any third party (x) is authorized to use Material Intellectual Property owned by the Company or any Subsidiary of the Company that is material to the business of the Company or (y) has obtained and continues to have exclusive rights in Material Intellectual Property;
     (vi) each Contract with respect to co-promotion of, or collaboration with respect to, any product or product candidate or drug discovery platform, a material joint venture or material partnership agreement (excluding information technology Contracts or license or similar agreements with respect to Intellectual Property);
     (vii) each Contract which would prohibit the consummation of the Offer or the Merger; and
     (viii) each Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
Each such Contract described in clauses (i) through (viii) above is referred to herein as a “Company Material Contract”. Including Contracts filed with the SEC by the Company as exhibits to reports, schedules, forms, statements, and other documents and publicly available on EDGAR prior to the date of this Agreement, the Company has previously made available to Parent complete and accurate copies of each Company Material Contract. Each of the Company Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (q) Insurance. Section 4.01(q) of the Company Disclosure Schedule sets forth a list of all insurance policies (including information on the premiums payable in connection therewith and the amount of the coverage and deductibles provided thereunder) maintained by the Company or any Subsidiary of the Company or which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (with or without lapse of time or notice or both) would constitute a material breach or default, or permit termination or modification of any such insurance policy. To the Knowledge of the Company, all such policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid and cover against the risks of the nature normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities. Neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.
          (r) Title to Property.
          (i) Section 4.01(r)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”).
     (ii) Section 4.01(r)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”). The Company has previously made available to Parent complete and accurate copies of each Real Property Lease.
     (iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

     (iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.
     (v) Section 4.01(r)(v) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). The Company has previously made available to Parent complete and accurate copies of each Real Property Sublease.
     (vi) Each of the Company and its Subsidiaries has (A) good and valid title to all of its owned properties, assets and other rights that constitute personal property free and clear of all Liens, other than Permitted Liens and (B) valid contractual rights to use all of the assets, tangible and intangible, used by its business which the Company does not own, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, no material Owned Real Property or material Leased Real Property is being condemned or otherwise taken by public authorities, and no such condemnation or taking has been threatened in writing except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (s) Intellectual Property.
     (i) Section 4.01(s) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all pending and formally registered Intellectual Property owned by or licensed to the Company or its Subsidiaries and material to the conduct of the business. The Intellectual Property set forth in Section 4.01(s) of the Company Disclosure Schedule is referred to as the “Material Intellectual Property.” Section 4.01(s) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all registration and application numbers related to the Material Intellectual Property. As of the date of this Agreement, the Company or one of its Subsidiaries is the sole and exclusive owner of, or has the right to use, the Material Intellectual Property free and clear of all liens, restrictions and any other third-party rights or interests.
     (ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted any license relating to any Technology that is owned by or licensed to the Company or its Subsidiaries and material to the conduct of the

Business or Material Intellectual Property, or the marketing or distribution thereof, except for non-exclusive licenses to end-users in the ordinary course of business. No claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company or one of its Subsidiaries by any person with respect to the ownership, validity or enforceability of any Material Intellectual Property and, as of the date of this Agreement, none of the Company and any of its Subsidiaries has received any written communication alleging that the Company or one of its Subsidiaries violated in any material respect any rights relating to Intellectual Property of any person.
     (iii) To the Knowledge of the Company, each Company Employee who could reasonably be expected to have access to the Company’s or any of its Subsidiaries’ proprietary information or to be involved in the creation or development of Intellectual Property on behalf of the Company or any of its Subsidiaries has executed an Employee’s Proprietary Information Agreement containing substantially similar terms to those included in the form made available to Parent.
     (iv) To the Knowledge of the Company, each of the Company’s and its Subsidiaries’ consultants that could reasonably be expected (A) to have access to the Company’s or any of its Subsidiaries’ proprietary information is a party to a written agreement of confidentiality customary in the industries in which the Company or such Subsidiary operates or (B) to be involved in the creation or development of Intellectual Property on behalf of the Company or any of its Subsidiaries is party to a written agreement with an assignment of inventions provision.
     (v) To the Knowledge of the Company, no Company Employee is subject to any agreement which requires such Company Employee to assign to a third party any interest in any (A) Intellectual Property of the Company or (B) Intellectual property conceived or reduced to practice by such Company Employee in the course of such Company Employee’s employment at the Company or at any of its Subsidiaries.
     (vi) (A) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, violate or otherwise conflict with, and has not infringed, misappropriated, violated or otherwise conflicted with, any Intellectual Property rights of any person, (B) neither the Company nor any of its Subsidiaries has made any claim or allegation of an infringement, misappropriation or violation by others of its rights to, or in connection with, the Company’s Intellectual Property; and (C) to the Knowledge of the Company, no person is infringing, misappropriating or violating any of the Company’s Intellectual Property.
     (vii) Except with respect to Abbreviated New Drug Applications (“ANDAs”) filed in the United States under paragraph IV of the Hatch-Waxman Act with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim that, or otherwise has any Knowledge that, any of the Company’s Intellectual Property is invalid or unenforceable, or conflicts with the asserted Intellectual Property of any other person, or is being infringed upon, misused, violated or misappropriated by any other Person. To the Knowledge of the Company, no court has ruled or otherwise held that any of the patents owned by the Company or any of its Subsidiaries is (A) invalid or unenforceable or (B) not infringed by any generic pharmaceutical product that is the subject of any ANDA filed in the United States or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States.
     (viii) “Intellectual Property” means all intellectual property in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right; any trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, logo, trade dress, corporate name; any copyright, mask work, copyright registration, copyrightable work, design, design registration, database rights; any software; any internet domain names and any other source identifiers and registrations and applications for registrations and equivalents thereof throughout the world, confidential and proprietary information, trade secrets, know-how, inventions, discoveries, improvements, technology, technical data and research and development, molecules, compounds, proprietary living organisms and components of the foregoing, whether patentable or not; or any right to any of the foregoing.
     (ix) “Technology” means all trade secrets, confidential information, inventions whether patentable or not, formulae, processes, procedures, research records, records of inventions, test information, data, technology and know-how; and data exclusivity.
          (t) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the Merger (other than a Short Form Merger).
          (u) State Takeover Statutes; Rights Plans. (i) Neither Section 203 of the DGCL nor any “fair price,” “business combination” or “control share acquisition” state takeover statute or other similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.
     (ii) Prior to the date of this Agreement, the Company has amended the Rights Agreement so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, including the Offer and the Merger, will (1) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (2) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Plan), and (B) the Rights will expire in their entirety immediate prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.
          (v) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete copy of the engagement letter with Banc of America Securities LLC related to services provided to the Company in connection with the Offer and the Merger and the other transactions contemplated by this Agreement and describing all of the fees and expenses that Banc of America Securities LLC is entitled to receive in connection therewith, has been made available to Parent prior to the date of this Agreement.
          (w) Opinions of Financial Advisors. The Company has received the opinion of Banc of America Securities LLC dated on or prior to the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger, is fair from a financial point of view to the holders of shares of Company Common Stock (other than Parent and its Affiliates), a signed copy of which opinion has been or will promptly be delivered to Parent.
          SECTION 4.02. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:
          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.
          (b) Authority; Noncontravention.
     (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby.

     (ii) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (iii) The execution and delivery of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (A) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (B) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     (iv) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated hereby, except for (I) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, all of which consents, approvals, orders, authorizations, registrations, declarations, filings or notices are listed in Section 4.01(d) of the Company Disclosure Schedule, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Schedule TO Amendment, (IV) ) compliance with any applicable foreign or state securities or “blue sky laws”, (V) any filings or notices required under the rules and regulations of the New York Stock Exchange, (VI) any notices required to be made to the FDA or under other U.S. or foreign Drug Laws and (VII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) Information Supplied. None of (a) the documents required to be filed by Parent or Merger Sub with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders after the date hereof in connection with the transactions contemplated by this Agreement, including the Schedule TO Amendment or the Offer Documents, at the date each is filed with the SEC, at the date it is distributed or otherwise disseminated to Company stockholders and at the time of the consummation of the Offer (other than as to information supplied in writing by the Company and its Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the SEC Documents, as to which no representation is made) or (b) the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Merger Information Statement and any amendment or supplement thereto, if applicable, or the Schedule 14D-9 Amendment will, at the date it is filed with the SEC (in the case of the Schedule 14D-9 Amendment) or on the date it is first mailed to the stockholders of the Company (in the case of the Merger Information Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (d) Financing. Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of November 23, 2008, between Parent, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Wachovia Capital Markets, LLC and Wachovia Bank, National Association, including all exhibits, schedules and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter”) (together with a true and complete copy of any “flex” provisions with respect to the financing contemplated by the Debt Commitment Letter), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Debt Commitment Letter has not been amended, restated or otherwise modified prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter in the form so delivered is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, the other parties thereto. There are no conditions precedent (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Assuming that the Debt Financing is funded, Parent and Merger Sub shall have sufficient cash available as and when needed, subject to the terms hereof, to pay for the shares tendered pursuant to the Offer and the aggregate Merger Consideration, the aggregate Option Amount, the aggregate Stock Unit/Restricted Stock Amount, the aggregate Company Performance Unit Amount as well as make any and all other payments required in connection with the transactions contemplated by this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Debt Commitment Letter or, the knowledge of Parent or Merger Sub, any other party to the Debt Commitment Letter and, as of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing to be satisfied by Parent or Merger Sub will not be satisfied or, assuming the Company’s compliance with this Agreement and the satisfaction of the Offer Conditions, that the Debt Financing will not be available to Parent on or prior to such time as Merger Sub is required to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Commitment Letter.
          (e) Operations and Assets of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.
          (f) Ownership of Company Common Stock. Except for the shares of Company Common Stock owned by Parent and Merger Sub as disclosed in the Schedule TO on file with the SEC as of the date hereof, neither Parent nor Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          (g) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Credit Suisse Securities (USA), LLC, and Wachovia Securities, LLC, whose fees and expenses shall be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01. Conduct of Business of the Company and its Subsidiaries. (a) Except as set forth in Section 5.01(a) of the Company Disclosure Schedule, contemplated by this Agreement, required by Law or consented to in writing by Parent (such consents not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.01(a) of the Company Disclosure Schedule, contemplated by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by Parent (such consents not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than as required pursuant to the Rights Agreement;
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;
     (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options or as required pursuant to the terms of the ESPP, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Incentive Plans and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units and shares of Company Restricted Stock in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;
     (iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and rights under the ESPP outstanding on the date of this Agreement, in each case in accordance with their present terms, (B) upon the vesting of Company Restricted Stock Units outstanding on the date of this Agreement, in accordance with their present terms, (C) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement, (D) upon the conversion of the Convertible Notes outstanding on the date of this Agreement, in accordance with their present terms and (E) the issuance of Rights and the issuance of Company Common Stock or Preferred Stock of the Company upon the exercise of Rights, in each case, pursuant to the terms and conditions of the Rights Agreement;
     (v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;
     (vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof other than purchases of assets where the amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions does not exceed one million dollars ($1,000,000) in the aggregate;
     (vii) assign, sublease, terminate, waive any material rights under, or materially amend any Lease, or sell, lease or otherwise dispose of any of its properties or assets with an aggregate value in excess of one million dollars ($1,000,000), other than sales of inventory and other assets (other than Owned Real Property or Leased Real Property) in the ordinary course of business;
     (viii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) for additional amounts after the date hereof not in excess of five million dollars ($5,000,000) in the aggregate and (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) make any loans or capital contributions to, or investments in, any other person;
     (ix) make any capital expenditures, other than in accordance with the Company’s capital expenditures plan as set forth on Section 5.01(a) of the Company Disclosure Schedule;

     (x) settle any (A) material claim or material litigation, in each case made or pending against the Company or any of its Subsidiaries, other than any payment, discharge, settlement or satisfaction where no non-monetary obligations are imposed on the Company or its Subsidiaries or would apply to Parent or its Subsidiaries and where the amounts paid or to be paid (i) are covered by insurance coverage maintained by the Company or (ii) in an amount less than one million dollars ($1,000,000), individually, and five million dollars ($5,000,000), in the aggregate or (B) any investigation by any Governmental Entity by agreeing to a material fine or penalty or non-monetary obligations;
     (xi) except as required pursuant to the terms of any Company Benefit Plan or other written agreement, in each case, in effect on the date of this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation (other than increases in the ordinary course of business that are not material for employees who are not executive officers of the Company or any of its Subsidiaries), (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any change in control, severance, retention or termination compensation or benefits, or any increase in change in control, retention, severance or termination compensation or benefits, (3) enter into any employment, consulting, severance, termination, retention or change in control agreement with any officer, director or employee of the Company or any of its Subsidiaries, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or any plan, agreement or arrangement which, if in effect on the date of the Agreement, would constitute a Company Benefit Plan or (5) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or sales representatives or to employees or sales representatives in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, or pursuant to existing plans, agreements, benefits and compensation arrangements and incentive grants (excluding any plans, agreements, arrangements or grants pursuant to which compensation or benefits are payable based wholly or partially on the occurrence of a change in control) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees or sales representatives in similar positions;
     (xii) make any material change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

     (xiii) except as consistent with past practice, make any material Tax election, file any amended Tax Return with respect to any material Tax, change any annual Tax accounting period, settle or compromise any material Tax audit, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;
     (xiv) except as required pursuant to this Agreement or the terms of the applicable agreement covering the indebtedness to be repaid to which the Company or any Subsidiary is a party as in effect as of the date hereof, pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto other than currency or commodity swaps or hedging instruments entered into in the ordinary course of business as described in Section 5.01(a) of the Company Disclosure Schedule);
     (xv) amend, modify, cancel, terminate or waive or release any material right under any Company Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would be a Company Material Contract, where such action or omission would or would reasonably be expected, individually or in the aggregate, to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company or its Subsidiaries to perform its obligations under this Agreement, (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;
     (xvi) create any subsidiary of the Company or otherwise alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiaries;
     (xvii) renew or enter into any noncompete or material exclusivity agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries or, after the Share Acceptance Date, Parent or its Subsidiaries;
     (xviii) enter into any material transaction with any of its Affiliates (other than the Company and its Subsidiaries) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Section 5.01(a);
     (xix) transfer or make available to a third party any material research materials or material Intellectual Property, or transfer or make available to any third party any Pharmaceutical Product or product candidate owned by the Company or any Subsidiary of the Company or being studied in a Company or Subsidiary research program, except (A) as set forth in Section 5.01(a) of the Company Disclosure Schedule or (B) pursuant to any applicable written agreement in the ordinary course of business;
     (xx) take (or omit to take) any action that adversely affects in any material respect, or would reasonably be expected to adversely effect in any material respect, any material patent or patent application, or abandon or permit to lapse any right to any material patent or patent application, in each case, of the Company or any of its Subsidiaries; or
     (xxi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Conduct of Business of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would be reasonably likely, individually or in the aggregate, (i) to cause any of the representations and warranties of Parent contained herein to become inaccurate in any material respect or any of the covenants of Parent to be breached in any material respect or to result in the failure to be satisfied of any of the conditions set forth in Section 7.01 or in Annex II, or (ii) to have a Parent Material Adverse Effect.
          (c) No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
          (d) Advise of Changes. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party orally and in writing of (i) the occurrence or non occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause (A) any representation or warranty contained herein to be untrue or inaccurate in any material respect at any time during the period commencing on the date hereof and ending on the Effective Time or (B) any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any Actions commenced after the date hereof or, to its Knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting any party or any of their respective subsidiaries that relate to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.01(d) shall not cure any breach of any representation or warranty, affect the satisfaction or non-satisfaction of any condition to the Offer or the Merger set forth in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
          SECTION 5.02. Solicitation. (a)
     (i) Subject to Section 5.02(b), the Company shall not and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not resolve or propose to, directly or indirectly (other than with respect to Parent and Merger Sub), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, (A) solicit, initiate, facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal, (B) enter into, engage in or continue any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations, or (C) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person. For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to or that would reasonably be expected to lead to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions and whether by way of a merger, business combination or otherwise, of (1) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute fifteen percent (15%) or more of the revenues, operating income or assets of the Company and its Subsidiaries, taken as a whole, or (2) fifteen percent (15%) or more of any class of equity securities of, or other equity or voting interests in, the Company (or securities or instruments convertible into or exercisable or exchangeable for fifteen percent (15%) or more of any class of such securities or interests of the Company), (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, fifteen percent (15%) or more of any class of equity securities of, or other equity or voting interests in, the Company (or securities or instruments convertible into or exercisable or exchangeable for fifteen percent (15%) or more of any class of such securities or interests of the Company), or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, fifteen percent (15%) or more of any class of equity securities of, or other equity or voting interests (or securities or instruments convertible into or exercisable or exchangeable for fifteen percent (15%) or more of any class of such securities or interests) in the Company or the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
     (ii) From and after the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Takeover Proposal and request that all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such person be returned or destroyed.
          (b) Notwithstanding anything to the contrary contained in Section 5.02(a)(i), if at any time from and after the date hereof and prior to the Share Acceptance Date, (i) the Company receives a bona fide written Takeover Proposal from a third party which did not result from a breach of this Section 5.02, (ii) the Board of Directors of the Company determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel, that such Takeover Proposal is or is reasonably likely to lead to a Superior Proposal and (iii) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal, and (B) engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such person without first entering into a customary confidentiality agreement that shall not permit such person to commence a tender or exchange offer for shares of Company Common Stock or a proxy contest or consent solicitation relating to the Company, in each case, absent the prior written consent of the Company (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (y) will provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other person which was not previously provided to Parent in advance of or substantially concurrent with the provision to such other person.
          (c) The term “Superior Proposal” means any bona fide written Takeover Proposal that, if consummated, would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) fifty percent (50%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole, which in each case the Board of Directors of the Company reasonably determines (after consultation with a financial advisor of nationally recognized reputation and outside counsel) (x) would result in greater value to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making the proposal, including the financing terms thereof and of this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise and taking into account any fees payable by the Company hereunder) and (y) is reasonably likely to be consummated on the terms proposed.
          (d) From and after the date hereof until the earlier of the Effective Date or termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within twenty four (24) hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their respective Representatives receives any Takeover Proposal from any person or group or any material revisions thereto, including the material terms and conditions of any such Takeover Proposal and the identity of the person making such Takeover Proposal. The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal and shall promptly (and in any event within twenty four (24) hours) notify Parent if it determines to begin providing information or to engage in negotiations concerning a Takeover Proposal from a person or group of related persons pursuant to this Section 5.02.
          (e) Except as expressly permitted by Section 5.02(f), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Offer or the Merger or the other transactions contemplated hereby or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or resolve, agree or propose to take the actions contemplated by clauses (A) or (B) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to, contemplates or is reasonably likely to lead to a Takeover Proposal, other than an Acceptable Confidentiality Agreement referred to in Section 5.02(b) (an “Acquisition Agreement”).
          (f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Share Acceptance Date (and subject to compliance with Section 6.06(b)), the Board of Directors of the Company may, if the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account any adjustments to the terms of this Agreement pursuant to the proviso set forth in this

Section 5.02(f)), that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) other than in response to a Takeover Proposal or Superior Proposal, make an Adverse Recommendation Change and/or (y) in response to a Superior Proposal that did not result from a breach of this Section 5.02, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 8.01(f) and concurrently with such termination cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that (1) no Adverse Recommendation Change pursuant to this Section 5.02(f) may be made and (2) no termination of this Agreement pursuant to this Section 5.02(f) may be made, (A) until after the third (3rd) business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to Section 8.01(f) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis for the proposed action by the Board of Directors is not related to a Superior Proposal, a description of the events, facts and circumstances giving rise to such proposed action, and if the basis for the proposed action by the Board of Directors is a Superior Proposal, the terms and conditions of, and the identity of the person making, such Superior Proposal, and copies of any proposed agreement, instrument or contract relating thereto, as applicable, (it being understood and agreed that any material changes with respect to such events, facts or circumstances underlying an Adverse Recommendation Change or any amendment to the financial terms or any other material term of such Superior Proposal, as applicable, shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new three (3) business day period and compliance with this Section 5.02(f) with respect to such notice and proposal), (B) unless during such three (3) business day period (or any additional three (3) business day period, as the case may be), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the making of the Board Recommendation and not make such an Adverse Recommendation Change or terminate this Agreement and (C) unless, at the end of such three (3) business day period, (1) such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal of the type for which the Board of Directors is permitted to make such Adverse Recommendation Change or terminate this Agreement under this Section 5.02(f) or (2) such events, facts and circumstances unrelated to a Superior Proposal continue to be of a type for which the Board of Directors is permitted to make such Adverse Recommendation Change under this Section 5.02(f), as the case may be, (after taking into account any proposed changes to the terms and conditions of this Agreement proposed by Parent, as a result of the negotiations required by clause (B)).
          (g) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.02(e) except, in each case, to the extent permitted by Section 5.02(f).
ARTICLE VI
Additional Agreements
          SECTION 6.01. Stockholder Approval; Merger Information Statement. (a) If the Stockholder Approval is required under the DGCL in order to consummate the Merger (other than a Short Form Merger), then, in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Exchange Act, and any applicable rules and regulations of the New York Stock Exchange, the Company, in consultation with Parent, shall as promptly as practicable after the consummation of the Offer, for the purpose of consenting to the matters requiring the Stockholder Approval, seek the approval of such matters by written consent of Merger Sub and any other stockholders of the Company requested by Parent (the “Merger Consent”). Subject to Section 5.02(f), the Company’s Board of Directors shall recommend unanimously that any stockholders of the Company requested to do so should execute the Merger Consent. The Company shall comply with the DGCL, the Company Certificate of Incorporation and the Company Bylaws of the Company, the Exchange Act and the rules and regulations of the New York Stock Exchange in connection with the Merger Consent, including (i) preparing and delivering the Merger Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.01(b) below and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Company Common Stock not executing the Merger Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Company Common Stock available under Section 262 of the DGCL.
          (b) As promptly as reasonably practicable after Stockholder Approval has been obtained through execution and delivery to the Company of the Merger Consent, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Merger Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the transactions contemplated by this Agreement. Parent shall cooperate with the Company in the preparation of the preliminary Merger Information Statement and the definitive Merger Information Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Merger Information Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Merger Information Statement or the definitive Merger Information Statement, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. The Merger Information Statement shall comply as to form in all material respects with all applicable requirements of Law.
          SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ Representatives, properties, offices and other facilities, books and records and all other financial, operating and other data and information as Parent may reasonably request, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to disclose information that would result in (i) the loss of attorney-client privilege with respect to such information or (ii) result in a breach of a binding agreement to which the Company or any of its Subsidiaries entered into prior to the date of this Agreement. The relevant parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement, dated as of October 3, 2008, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or delivered to Parent pursuant to this Section 6.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent or Merger Sub contained in this Agreement.
          SECTION 6.03. Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Offer and to the Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to,

Governmental Entities, including pursuant to Foreign Merger Control Laws) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a claim, action, suit, proceeding or investigation by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the transactions contemplated by this Agreement, provided, however, that in no event shall the Company or any of its Subsidiaries be required to make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no “fair price,” “business combination” or “control share acquisition” state takeover statute or other similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and, (B) if any such statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Offer, the Merger and the other transactions contemplated hereby except with the prior written consent of the other parties (such consents not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party’s obligation to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby).
          (b) In connection with and without limiting the foregoing, if any claim, action, suit, proceeding or investigation is instituted (or threatened to be instituted) by any Governmental Entity challenging any of the transactions contemplated hereby as violative of the HSR Act or any Foreign Merger Control Law, Parent and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such claim, action, suit, proceeding or investigation, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated hereby, including by pursuing all reasonable available avenues of administrative and judicial appeal that can be utilized in a timely manner taking into account and before the occurrence of the Outside Date, all of which actions and efforts to the maximum extent permitted by Law shall be at and under the sole control and direction of Parent. In addition, the parties shall use commercially reasonable efforts to take all actions necessary to avoid or eliminate each and every impediment under the HSR Act or any Foreign Merger Control Law so as to enable the consummation of the transactions contemplated hereby, including the Offer and the Merger, to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, or (iii) terminating any venture or other arrangement (any such action a “Divestiture and Limitation”), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Offer and the Merger, and in that regard Parent and, only if and as requested by Parent, the Company shall agree to effect a Divestiture and Limitation with respect to their respective businesses, product lines, assets; provided, however, that any such Divestiture and Limitation shall be conditioned upon the consummation of the Offer; and provided, further, that Parent shall have the sole and exclusive right to determine the manner in which to propose, negotiate, offer to commit to take and effect, by consent decree, hold separate order or otherwise, any required Divestiture and Limitation of such businesses, product lines or assets or actions of Parent, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit to take (and if such offer is accepted, commit to and effect) any action as may be required to resolve such objections, suits or injunctions. Notwithstanding anything in this Agreement to the contrary and subject to Section 6.03 of the Company Disclosure Schedule, in no event shall any of Parent, the Company or their respective Subsidiaries be required to make or agree to effect any Divestiture and Limitation of any product line, product or asset, or product line, product or asset under development, that is or could reasonably be expected to be material to (x) Parent and its Subsidiaries or (y) the Company and its Subsidiaries (a “Materially Burdensome Condition”).
          SECTION 6.04. Benefit Plans. (a) For the period commencing on the date on which the Effective Time occurs and ending on December 31, 2009 (such period, the “Transition Period”), Parent shall either (i) assume and maintain for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) the Company Benefit Plans at the compensation and benefit levels in effect on the date of this Agreement, or (ii) provide or cause to be provided to Company Employees compensation and benefits pursuant to plans, agreements and arrangements of the Parent and its Subsidiaries (the “Parent Benefit Plans”) that, taken as a whole, have a value that is not less favorable in the aggregate than the compensation and benefits provided to such Company Employees under the Company Benefit Plans immediately prior to the Effective Time. The Company and Parent agree that the obligations of Parent under the foregoing provisions of this Section 6.04(a), as such obligations relate to the compensation and benefits described in Section 6.04(b), (c), (d), (e), (f) and (g), shall be deemed satisfied with respect to the compensation and benefits described therein if Parent satisfies its obligations in the manner provided in Section 6.04(b), (c), (d), (e), (f) and (g), respectively.

          (b) Neither Parent nor its Subsidiaries shall have any obligation to provide grants of equity-based awards under the Parent Incentive Plans or otherwise to any Company Employee who is notified by the Company or Parent no later than the sixtieth (60th) day following the date upon which the Effective Time occurs (such sixtieth (60th) day, the “Notice Expiration Date”), that such individual’s employment with the Company will terminate on or before six (6) months following the date of such notification of termination. Parent shall, or shall cause its Subsidiaries to, provide to each Company Employee who does not receive such notice of termination of employment with the Company prior to the Notice Expiration Date (each, a “Continuing Employee”), and whose employment level is at director status (with reference to employment and not status on the Company’s Board of Directors) or above, grants of equity-based awards in calendar year 2009 under the Parent Incentive Plan (the “2009 Grants”) at dollar amount target levels that are no less favorable than the dollar amount target levels of equity-based awards granted to such Continuing Employee under the Company Incentive Plans during calendar year 2008. The 2009 Grants shall be awarded on the date on which Parent grants annual awards to similarly situated or comparable employees of Parent and its Subsidiaries or, if later, the thirtieth (30th) day following the Notice Expiration Date. Without limiting the generality of the foregoing, the 2009 Grants to Continuing Employees shall in all events be based on achievement of performance criteria determined by Parent and applicable generally to equity-based grants awarded by Parent or its Subsidiaries to similarly situated or comparable employees of Parent and its Subsidiaries in a consistent and good faith manner. The Company shall adopt all necessary resolutions to terminate all Company Incentive Plans immediately following the Effective Time (conditioned upon the occurrence of the Effective Time) with the effect that, except for the Option Amount, the Stock Unit/Restricted Stock Amount and the Performance Unit Amount, the Company and its Subsidiaries shall have no further obligations immediately following the Effective Time with respect to any awards made under such Company Incentive Plans. Following the Effective Time, neither Parent nor its Subsidiaries shall be required by the first sentence of Section 6.04(a) or otherwise to maintain a plan comparable to the ESPP, or to otherwise provide to Company Employees benefits similar to the benefits provided under the ESPP.
          (c) Effective as of the Effective Time and during the Transition Period, Parent shall, or shall cause its Subsidiaries to, provide to each Company Employee who participated in the Company’s Short-Term Incentive Plan immediately prior to the Effective Time (but prior to its termination), compensation under an applicable Parent Benefit Plan that is a plan substantially comparable to the Company’s Short-Term Incentive Plan (each a “Parent Annual Plan”) at target base salary multiples under the Parent Annual Plan that are no less favorable than the target base salary multiples in effect for such Company Employee under the Company’s Short-Term Incentive Plan during calendar year 2008, but with payment based on achievement of performance criteria determined by Parent and applicable generally to similarly situated or comparable employees of Parent and its Subsidiaries in a consistent and good faith manner during the Transition Period. Any such Company Employee participating in the Parent Annual Plan who terminates employment during the Transition Period and is entitled to receive a severance payment under a Company Severance Arrangement shall be entitled to receive a pro-rata bonus payment under the Parent Annual Plan for the year of employment termination at a level no less favorable than the target base salary multiples in effect for such Company Employee under the Company’s Short-Term Incentive Plan during calendar year 2008, assuming the achievement of the applicable performance goals at target and the full funding of any bonus pool; provided, however, that no Company Employee shall be entitled to receive any payment under the Parent Annual Plan that duplicates a payment under the Company’s Short-Term Incentive Plan for the same performance period. To the extent that compensation earned under the Company’s Short-Term Incentive Plan for calendar year 2008 has not been paid prior to the Effective Time, the Company and Parent agree that such compensation earned under the Company’s Short-Term Incentive Plan for calendar year 2008 shall be paid as soon as practicable after the Effective Time (but in no event later than March 15, 2009) based on actual achievement of performance criteria in effect under the Company’s Short-Term Incentive Plan for calendar year 2008, as determined by the Compensation Committee and senior management of the Company immediately prior to the Effective Time in a good faith manner.
          (d) Parent shall pay, or shall cause its Subsidiaries to pay, to each Company Employee who participates in the Company’s 2008 Pharmaceutical Sales Reward Recognition Program, all earned but unpaid incentive compensation under such program to which such Company Employee is entitled to be paid in or for the last calendar trimester of 2008, in accordance with the terms and conditions of such program no later than March 15, 2009. Parent shall cause, as soon as practicable following the Effective Time, Company Employees who participate in the Company’s Pharmaceutical Sales Reward Recognition Program immediately prior to the Effective Time to become participants in the Parent’s field sales incentive program generally applicable to field sales employees of Parent and its Subsidiaries. Until the day preceding the date on which such Company Employees commence participation in the Parent field sales incentive program pursuant to the foregoing provisions of this Section 6.04(d), Parent shall cause each such individual to have a level of incentive opportunity under an interim field sales incentive program of Parent that shall be no less favorable than such individual’s level of incentive opportunity in the Company’s Pharmaceutical Sales Reward Recognition Program during calendar year 2008, with payment based on achievement of performance criteria determined by Parent and applicable generally to similarly situated or comparable field sales employees of Parent and its Subsidiaries in a consistent and good faith manner during the Transition Period.
          (e) The Company shall terminate the Company Savings Plan effective no later than the day that immediately precedes the Closing Date (such effective date of termination, the “Savings Plan Termination Date”). Parent shall cause the Parent Savings Plan (i) to cover as participants, effective as of the Closing Date, all Company Employees who are active participants (whether as a consequence of such Company Employee making employee contributions or receiving non-discretionary employer contributions) in the Company Savings Plan as of the Savings Plan Termination Date, and (ii) to extend eligibility, during the Transition Period, to all other Company Employees who, as of the Savings Plan Termination Date, belong to an eligible class of employees under the

Company Savings Plan, subject to satisfaction of applicable age requirements under the Parent Savings Plan (after giving credit for all services with the Company and its Subsidiaries prior to the Savings Plan Termination Date, in accordance with Section 6.04(h) below). During the Transition Period, Parent shall contribute to the Parent Savings Plan, on behalf of Company Employees who become participants (whether as a consequence of such Company Employee making employee contributions or receiving non-discretionary employer contributions) in such plan, (x) employer matching contributions on a dollar-for-dollar basis up to six percent (6%) of Company Employee compensation, and (y) an additional non-discretionary employer contribution at a level of two percent (2%) of Company Employee compensation, with compensation in either case as defined in the Company Savings Plan immediately prior to the Savings Plan Termination Date, except to the extent that such contributions by Parent would violate Section 401(m) of the Code or other applicable tax-qualification requirements under Section 401 of the Code; provided, however, that neither Parent nor its Subsidiaries shall be required under this Section 6.04(e) to make any other type of employer contributions that were made or that could be made under the Company Savings Plan. On the date that account balances under the Company Savings Plan are distributed to Company Employees generally pursuant to the termination of the Company Savings Plan, Parent shall have taken action necessary to amend the Parent Savings Plan and shall cause the Parent Savings Plan to accept rollovers of such account balances (including loan balances) of Company Employees who are employed by Parent or its Subsidiaries as of such date.
          (f) During the Transition Period, the Company Employees shall continue to participate in Company Benefit Plans which are health and welfare plans under the terms and conditions of such plans as in effect immediately prior to the Effective Time.
          (g) Notwithstanding anything to the contrary in this Section 6.04 or otherwise, from and after the Effective Time Parent shall assume, honor and continue during the Transition Period or, if later, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements or arrangements (including the Company’s Executive Change in Control Plan, the Company’s Employee Change in Control Plan, and any other change in control severance agreement between the Company and any Company Employee, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event)) listed as such in Section 4.01(m) of the Company Disclosure Schedule (the “Company Severance Arrangements”), in accordance with their respective terms without any amendment or modification, other than any amendment or modification required to comply with applicable Law and other than any amendment or modification made by the Company pursuant to this Agreement effective at or prior to the Effective Time. For the avoidance of doubt, if a Company Employee’s employment is terminated within the time limits prescribed under an applicable Company Severance Arrangement as such time limits relate to the Offer or the Merger, and under circumstances in which such Company Employee would be entitled to receive payments or benefits under such Company

Severance Arrangement, the severance payments and benefits paid or made available to such Company Employee shall be no less favorable than those payments and benefits to which such Company Employee would have been entitled under the applicable Company Severance Arrangement as in effect immediately prior to the Effective Time (determined in a manner consistent with past practice prior to the Effective Time).
          (h) Each Continuing Employee, other than a Continuing Employee covered by a collective bargaining agreement, and other than a Company Employee principally employed in the Company’s Animal Health business, shall receive a three percent (3%) merit increase in base salary or wage rate effective April 1, 2009. Continuing Employees principally employed in the Company’s Animal Health business shall receive merit increases following the Effective Time consistent with past practice with respect to such individuals.
          (i) With respect to Parent Benefit Plans, for purposes of determining eligibility to participate, level of benefits, vesting and vacation or paid time-off entitlement, but not for purposes of determining benefit accruals or early retirement subsidies under any defined benefit pension plan of Parent or its Subsidiaries, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company Benefit Plans immediately prior to the Effective Time) shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits earned under any Company Benefit Plan and any comparable Parent Benefit Plan.
          (j) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under Parent Benefit Plan that is a welfare benefit plan in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs (or if later, the plan year in which such Company Employee and his or her eligible dependents are put into a different plan) for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          (k) The Company and Parent shall take all actions necessary, including without limitation adoption of resolutions of their respective Boards of Directors or committees thereof, to satisfy their obligations under this Section 6.04. Nothing in this Section 6.04 is intended to amend any Company Benefit Plan or Parent Benefit Plan or, except as necessary to comply with the terms of this Section 6.04, otherwise interfere with Parent’s, the Company’s or any Company or Parent Subsidiary’s

right, as applicable, from and after the Closing to amend or terminate any Company Benefit Plan or Parent Benefit Plan or the employment of, or provision of services by, any director, employee, independent contractor or consultant. Without limiting the generality of Section 9.07, this Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04 and no provision of this Section 6.04 will create any third party beneficiary rights in any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or service or any other matter.
          SECTION 6.05. Indemnification, Exculpation and Insurance.
          (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent such agreement was entered into in compliance with the applicable provisions of this Agreement and the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (b) Without limiting Section 6.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Share Acceptance Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before or after the Effective Time, each of Parent and the Surviving Corporation (or the Company prior to the Effective Time) shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking by such Indemnified Party to repay such advances if it is ultimately determined in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified

Party is not entitled to indemnification), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Parent and the Surviving Corporation (or the Company prior to the Effective Time) shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party is reasonably likely to seek indemnification hereunder. Parent’s and the Surviving Corporation’s obligations under this Section 6.05(b) shall continue in full force and effect until six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
          (c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of two hundred fifty percent (250%) of the amount set forth on Section 6.05(c) of the Company Disclosure Schedule (the “Annual Amount”). In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company with a rating of A+ or higher by Standard & Poor’s containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying their obligation under this Section 6.05(c), Parent shall not be obligated to pay for coverage for any twelve (12) month period aggregate premiums for insurance in excess of two hundred fifty percent (250%) of the Annual Amount, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.
          (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.05.
          (e) The provisions of this Section 6.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 6.06. Fees and Expenses. (a) Except as otherwise provided in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
     (b) In the event that:
     (i) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by the Company pursuant to Section 8.01(f), prior to the Share Acceptance Date; or
     (ii) (A) prior to the Share Acceptance Date, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by Parent pursuant to Section 8.01(c) or Section 8.01(g) or by Parent or the Company pursuant to Section 8.01(b)(i), or Section 8.01(b)(iii) by reason of the Minimum Condition not having been satisfied, and (C) within twelve (12) months after any such termination, the Company enters into a binding agreement directly relating to the consummation of a transaction contemplated by any Takeover Proposal or any transaction contemplated by any Takeover Proposal is consummated, then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds as follows: (1) in the case of a payment required by clause (i) above, the Company Termination Fee on the date of termination of this Agreement and (2) in the case of a payment required by clause (ii) above, the Company Termination Fee on the earlier of the date of entry into a binding agreement or the date of consummation referred to in clause (ii)(C) above (for purposes of this Section 6.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a)(i), except that all references to fifteen percent (15%) therein shall be deemed to be references to thirty-five percent (35%)).
          (c) In the event that this Agreement is terminated by Parent or by the Company pursuant to:
     (i) (A) Section 8.01(b)(i) for the failure to satisfy any of the Offer Conditions set forth in paragraphs (a), (b) or (e) of Annex II due to the failure to receive any required consent or clearance under applicable Antitrust Laws from a Governmental Entity or due to any action by any Governmental Entity to prevent the consummation of the Offer or the Merger as violative of applicable Antitrust Laws or (B) Section 8.01(b)(ii) due to the denial of any approval required under applicable Antitrust Laws or the taking of any action by any antitrust or competition Governmental Entity to prevent the consummation of the Offer or the Merger as violative of applicable Antitrust Laws under circumstances where no other right to terminate exists under Section 8.01(b)(ii) that does not relate to Antitrust Laws, if, in the case of each of clauses (A) and (B), at the time of such termination, all other Offer Conditions, including under paragraphs (a) or (e) of

Annex II that do not relate to Antitrust Laws (other than those conditions that by their terms are to be satisfied at the Expiration Date but which conditions would be satisfied if the Expiration Date were the date of such termination), have been satisfied; or
          (ii) Section 8.01(h),
then Parent shall pay to the Company (or to any Affiliate of the Company as directed by the Company) the Parent Termination Fee by wire transfer of same day funds as follows: (1) in the case of a termination by Parent, on the date of termination of the Agreement and (2) in the case of termination by the Company, as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination). Notwithstanding anything in this Agreement to the contrary, if (x) Parent or Merger Sub fail to receive the proceeds of the Debt Financing (or any Alternative Financing) or (y) the parties are unable to satisfy any of the Offer Conditions relating to Antitrust Laws, in either case specified in clause (x) or (y), whether or not as a result of Parent’s or Merger Sub’s breach of any of their respective representations, warranties or covenants under this Agreement, then the payment of the Parent Termination Fee to the Company (or to any Affiliate of the Company as directed by the Company) in accordance with this Section 6.06(c) shall be the sole and exclusive remedy, in law or equity, of the Company and its Affiliates against Parent, Merger Sub, their respective Affiliates and any of their respective former, current or future stockholders, directors, officers, Affiliates or agents (including any of their Representatives) or persons providing financing (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent or Merger Sub or the failure of Parent or Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or to consummate the Merger, and upon payment of the Parent Termination Fee in accordance with this Section 6.06(c), none of the Parent Related Parties shall have any further liability or obligation to the Company or any other person relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent and Merger Sub shall also be obligated with respect to the penultimate sentence of Section 6.02, Section 6.06(d) and Section 6.15); provided that this Section 6.06(c) shall not limit the Company’s right to seek specific performance of Parent’s and Merger Sub’s obligations hereunder as provided in Section 9.10(a), but only to the extent permitted thereby.
          (d) Each of the Company and Parent acknowledges and agrees that the agreements contained in Section 6.06(b) and Section 6.06(c), as applicable, are an integral part of the transactions contemplated by this Agreement, that each of the Company Termination Fee and the Parent Termination Fee is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, or the Company, on the other hand, as applicable, in the circumstances where such fee is payable, and that, without these agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 6.06(b) or Parent fails promptly to pay any amount due pursuant to Section 6.06(c), and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, the party against which such judgment has been rendered shall pay to the other party such other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.
          SECTION 6.07. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements after the date hereof with respect to the Offer, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except as contemplated by Section 5.02.
          SECTION 6.08. Stockholder Litigation.
          (a) The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consents not to be unreasonably withheld or delayed).
          (b) Parent and Merger Sub shall promptly enter into stipulations staying all litigation currently pending against the Company or its Affiliates and Representatives commenced by or on behalf of Parent or Merger Sub in connection with the Offer, and Parent and Merger Sub shall cause such stipulations to be filed promptly after the date of this Agreement.  Parent and Merger Sub shall also, promptly following the Share Acceptance Date, enter into and file stipulations dismissing with prejudice all such litigation.  Parent and Merger Sub shall also, promptly following the Effective Time, enter into a release in the form of Exhibit C.
          SECTION 6.09. Short Form Merger. In furtherance and not in limitation of the covenants of the parties set forth in Section 6.03, if Parent and its subsidiaries (including Merger Sub) shall acquire in the aggregate at least ninety percent (90%) of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, Parent and Merger Sub shall take all necessary and appropriate action to cause the Short Form Merger to be effective as soon as practicable after the Share Acceptance Date.
          SECTION 6.10. Section 16 of the Exchange Act. Prior to the Expiration Date, the Board of Directors of the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Company Common Stock, Company Stock Options or Company Common Stock acquired upon the vesting of any Company Restricted Stock or Company Restricted Stock Units pursuant to this Agreement in connection with the transactions contemplated hereby shall be an exempt transaction for purposes of Section 16.
          SECTION 6.11. Credit Facility. If requested by Parent, the Company shall reasonably cooperate with Parent to take such actions as may be reasonably requested in order to (x) (subject to delivery of funds as arranged by Parent and Merger Sub) pay off and terminate the Credit Agreements (and make arrangements for the release of all Liens over the Company’s and its Subsidiaries’ properties and assets securing such obligations) and (y) repatriate and transfer to the Company or any Affiliate of the Company as directed by Parent, any cash or cash equivalents held by any Company Subsidiaries located or incorporated outside the United States, in each case effective as of, and subject to the acceptance for payment and payment of all shares of Company Common Stock (and the associated Rights) validly tendered and not withdrawn pursuant to the Offer on, the Share Acceptance Date.
          SECTION 6.12. Convertible Notes.
          (a) From the date hereof, the Company shall comply with the terms of the Indenture with respect to any right of holders to convert the Convertible Notes or with respect to the Company’s obligation to purchase the Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, including the delivery of any and all appropriate notices required by the terms of the indenture governing the Convertible Notes. Prior to taking any of the foregoing actions, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof.
          (b) To the extent requested by Parent, the Company shall use its reasonable best efforts to commence an offer to purchase any or all of the outstanding aggregate principal amount of Convertible Notes on customary terms and conditions (including indemnification of the Company by Parent) to be mutually agreed between the parties negotiating in good faith, which offer shall be conditioned on the acceptance for payment and payment of all shares of Company Common Stock (and the associated Rights) validly tendered and not withdrawn pursuant to the Offer on the Share Acceptance Date.
          SECTION 6.13. Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, in each case that relate to the Company, its Subsidiaries or any of its or their respective properties or assets.

          SECTION 6.14. Financing.
          (a) Each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (A) maintain in effect the Debt Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing that are within their control, (C) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including any “flex” provisions) and (D) enforce their rights under the Debt Commitment Letter. In the event that all the conditions to the Debt Financing have been satisfied or waived, each of Parent and Merger Sub shall use its commercially reasonable efforts to cause the lenders providing the Debt Financing to fund the Debt Financing required to consummate the Offer on or prior to such time as Merger Sub is required to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer. Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter or any definitive agreements related to the Debt Commitment Letter (including any and all fee letters), in each case, without the Company’s prior written consent, except any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter that amends the Debt Financing in a manner that would not reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Upon any such amendment, replacement, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.14(a), the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 6.14(a).
          (b) In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter for any reason, each of Parent and Merger Sub shall use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the Outside Date, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are less favorable in any material respect to Parent or Merger Sub and which would not contain any provisions which would reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. In the event that Alternative Financing shall be obtained pursuant to this Section 6.14(b), each of Parent and Merger Sub shall comply with its covenants in Section 6.14(a) with respect to such Alternative Financing.
          (c) The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable efforts to cause its and their respective officers,

employees and other Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent that is customary in connection with the arrangement of the Debt Financing or any Alternative Financing to be incurred in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using its reasonable efforts to (i) facilitate the provision of guarantees and pledges of collateral (effective as of the Share Acceptance Date), (ii) provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent in order to consummate the Debt Financing or as necessary to satisfy the conditions set forth in the Debt Commitment Letter (as in effect on the date of this Agreement), (iii) provide copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information), and similar information with respect to the properties and assets of the Company and its Subsidiaries as may be reasonably requested by Parent, (iv) provide other reasonably requested customary certificates or documents, including a customary certificate of the principal financial officer of the Surviving Corporation (in his capacity as such) with respect to solvency matters, (v) request such customary legal opinions and customary comfort letters as may be reasonably requested by Parent, (vi) participate in a reasonable number of informational meetings and road show meetings in connection with the Debt Financing and (vii) assist Parent and its financing sources in the preparation of all agreements (including review of schedules for completeness), offering documents, an offering memorandum and other marketing and rating agency materials for the Debt Financing or any such Alternative Financing, it being understood and agreed that information and documents provided by the Company and its Subsidiaries may be delivered to agents and lenders under the Debt Commitment Letter and their Representatives (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Company); provided that no certificate, document or instrument referred to above shall be effective until the Share Acceptance Date, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing prior to the Share Acceptance Date. Parent shall promptly, upon request by the Company, reimburse Company for all out-of-pocket costs (including attorneys’ fees) incurred by the Company or any of the Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14(c) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors and officers from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.
          (d) Parent shall give the Company prompt written notice of any material breach by any party to, or any condition not likely to be satisfied in, the Debt Commitment Letter (or any Alternative Financing obtained in accordance with this

Section 6.14) of which Parent becomes aware or any termination of the Debt Commitment Letter (or commitments for Alternative Financing obtained in accordance with this Section 6.14). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing (or Alternative Financing). In the event that the Debt Commitment Letter is amended, replaced, supplemented or modified in accordance with this Section 6.14 or Alternative Financing is obtained in accordance with this Section 6.14, Parent shall promptly notify the Company thereof and provide the Company with copies of any definitive agreements related thereto.
          SECTION 6.15. Standstill. In the event that this Agreement is terminated under circumstances in which the Parent Termination Fee is payable, then, effective as of the termination of this Agreement and for a period of two years thereafter, neither Parent nor any of its Affiliates shall: (a) unless invited by the Board of Directors of the Company in writing: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any of its Subsidiaries, or of any successor to the Company, or a material amount of assets of the Company or any of its Subsidiaries (other than asset acquisitions in the ordinary course of business) or divisions or of any such successor, except in the ordinary course of business; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its Subsidiaries or any acquisition transaction for all or a material part of the assets of the Company or any of its Subsidiaries or any of their respective businesses; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or consents to vote or seek the consent of, or seek to advise or influence any person or entity with respect to the voting of or consent with respect to, any voting securities of the Company or any of its Subsidiaries; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of the Company or any of its Subsidiaries; (v) seek, propose, or otherwise act alone or in concert with others, to influence or control the management, Board of Directors or policies of the Company or any of its Subsidiaries; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, knowingly encourage, act as a financing source for or otherwise knowingly invest in any other person in connection any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (b) request the Company or any of its Representatives, directly or indirectly, to (i) amend or waive any provision of this Section 6.15 (including this sentence) or (ii) otherwise consent to any action inconsistent with any provision of this Section 6.15 (including this sentence).

ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval; Short Form Merger. (i) Stockholder Approval shall have been obtained or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.
          (b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or otherwise prohibiting consummation of the Merger or making the consummation of the Merger illegal.
          (c) Acceptance of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn in accordance with the terms hereof and thereof (provided that this Section 7.01(c) shall not be a condition to Parent and Merger Sub’s obligations if Merger Sub shall have failed to purchase such shares of Company Common Stock pursuant to the Offer in violation of this Agreement).
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
     (a) by mutual written consent of Parent and the Company;
     (b) by either of Parent or the Company:
     (i) if the Share Acceptance Date shall not have occurred on or before April 15, 2009 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of the failure of the Offer to be consummated on or before the Outside Date;

     (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger or the other transactions contemplated by this Agreement necessary to effect the Offer and the Merger as contemplated hereunder, which is or shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.03 to prevent the entry of and to remove such order, decree, ruling or other court action; or
     (iii) if the Offer has expired or has been terminated in accordance with the terms set forth in this Agreement (including Annex II) without Company Common Stock having been accepted for payment pursuant to the Offer; provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the failure of the consummation of the Offer; provided further that, if the Company has requested that Merger Sub extend the Expiration Date in accordance with Section 1.01, the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to Parent until the expiration of any such requested extension.
     (c) by Parent, if, prior to or as of the Share Acceptance Date, the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the Offer Conditions and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the Outside Date or (B) the date that is thirty (30) days from the date that the Company is notified by Parent of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
     (d) by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the Offer Conditions or conditions set forth in Section 7.01 and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one (1) business day prior to the Outside Date or (B) the date that is thirty (30) days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

     (e) by Parent, in the event that (i) an Adverse Recommendation Change shall have occurred at or prior to the Share Acceptance Date, (ii) the Company shall have failed to include in the Schedule 14D-9, the Board Recommendation, (iii) the Company’s Board of Directors fails publicly to reaffirm its recommendation of this Agreement, the Offer and the Merger and the other transactions contemplated hereby within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed, (iv) a tender or exchange offer relating to any shares of Company Common Stock shall have been commenced and the Company shall not have sent to the stockholders of the Company within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Offer and the Merger and the other transactions contemplated hereby or (v) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) business days after such Takeover Proposal is announced, a press release that reaffirms its recommendation of this Agreement, the Offer and the Merger and the other transactions contemplated hereby;
     (f) by the Company, in accordance with Section 5.02(f) in response to a Superior Proposal if (i) Parent has received the Company Termination Fee (to the extent payable at the time of termination) pursuant to Section 6.06 and (ii) the Company has not materially breached Section 5.02;
     (g) by Parent if the Company shall have breached in any material respect its obligations under Section 5.02; or
     (h) by the Company or Parent, if, as of a scheduled Expiration Date, all of the Offer Conditions are satisfied and Parent or Merger Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer due to the failure by Parent or Merger Sub to receive the proceeds of the Debt Financing (or any Alternative Financing) within three (3) business days following such scheduled Expiration Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if Parent or Merger Sub shall not have materially complied with its obligations under Section 6.14; provided further that, if the Company has requested that Merger Sub extend the Expiration Date in accordance with Section 1.01 and Merger Sub is required to do so, the right to terminate this Agreement under this Section 8.01(h) shall not be available to Parent until three (3) business days following the expiration of any such requested extension.
The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02, Section

6.06, the last sentence of Section 6.14(c), Section 6.15, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that subject to Section 6.06(c) and Section 9.10(a), nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law or in accordance with the rules of the New York Stock Exchange requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by Law, waive compliance with any of the agreements or covenants of the other parties or any condition that exists in favor of the waiving party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications which shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective when (a) delivered by facsimile transmission and (b) either (i) when delivered, if sent by United States registered or certified mail, return receipt requested or (ii) on the next business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) with postage or delivery charges prepaid:

if to Parent or Merger Sub, to:
King Pharmaceuticals, Inc.
400 Crossing Boulevard
Bridgewater, New Jersey 08807
Fax No.: (423) 990-2566
Attention: James W. Elrod, General Counsel and
Corporate Secretary
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York  10019
Fax No.: (212) 259-6333
Attention: Morton A. Pierce, Esq.
Ivan J. Presant, Esq.
Chang-Do Gong, Esq.
if to the Company, to:
Alpharma Inc.
440 Route 22 East
Bridgewater, New Jersey 08807
Fax No.: (908) 566-4139
Attention: Thomas J. Spellman III, Executive Vice
President and General Counsel
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Fax No.: (212) 455-2502
Attention: William R. Dougherty, Esq.
Mario A. Ponce, Esq.
          SECTION 9.03. Definitions. For purposes of this Agreement:
     (a) “Action” means any claim, action, suit, complaint, proceeding, arbitration, mediation, investigation or litigation, whether criminal, civil, administrative, investigative or otherwise, at law or in equity.
     (b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     (c) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state and foreign, if any, Laws (including any Foreign Merger Control Law) that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (d) “business day” means any day on which banks are not required or authorized to be closed in the City of New York.
     (e) “Company Disclosure Schedule” means the disclosure schedules dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub.
     (f) “Company Incentive Plan” means, any plan or arrangement granting any employee, director or executive share option, restricted stock, restricted stock unit, performance share or unit award or other equity incentive or compensation, including, as amended, the Company’s 2003 Omnibus Incentive Compensation Plan, the Company’s 1997 Incentive Stock Option and Appreciation Right Plan and the Company’s Non-Employee Director Option Plan.
     (g) “Company Performance Unit” means a performance unit issued by the Company pursuant to a Company Incentive Plan and held by a participant or former participant in such Company Incentive Plan (or held by a beneficiary or other permitted transferee under a Company Incentive Plan or applicable award agreement) pursuant to which the holder has a right to receive a specified amount upon satisfaction of conditions set forth in the applicable award agreement and after the vesting or lapse of restrictions applicable to such unit.
     (h) “Company Restricted Stock” means Company Common Stock subject to vesting or other lapse restrictions granted under a Company Incentive Plan and held by a participant or former participant in such Company Incentive Plan (or held by a beneficiary or other permitted transferee under a Company Incentive Plan or applicable award agreement).
     (i) “Company Restricted Stock Unit” means a restricted stock unit issued by the Company pursuant to a Company Incentive Plan and held by a participant or former participant in such Company Incentive Plan (or held by a beneficiary or other permitted transferee under a Company Incentive Plan or applicable award agreement) pursuant to which the holder has a right to receive shares of Company Common Stock after the vesting or lapse of restrictions applicable to such unit.
     (j) “Company Savings Plan” means the Company Pension Plan maintained by the Company which is intended to satisfy the requirements of Sections 401(a), 401(k) and 401(m) of the Code.

     (k) “Company Stock Appreciation Right” means a stock appreciation right with respect to a share of Company Common Stock, and any other right to a payment of cash or Company Common Stock or other property calculated with reference to the difference between a grant, base or reference price with respect to such right and the value of Company Common Stock as of a specified date, granted under a Company Incentive Plan and held by a participant or former participant in such Company Incentive Plan (or held by a beneficiary or other permitted transferee under a Company Incentive Plan or applicable award agreement).
     (l) “Company Stock Option” means a qualified or nonqualified option to purchase Company Common Stock granted under a Company Incentive Plan issued by the Company and held by a participant or former participant in such Company Incentive Plan (or held by a beneficiary or other permitted transferee under a Company Incentive Plan or applicable award agreement).
     (m) “Company Termination Fee” means sixty million dollars ($60,000,000).
     (n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (o) “Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable, other than potential (but not actual) dilution attributable to the Rights.
     (p) “ISRA” means the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et. Seq.) and corresponding administrative rules and regulations (N.J. Admin. Code § 7:26B).
     (q) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 9.03(q) of the Company Disclosure Schedule, (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers of Parent or Merger Sub.
     (r) “Material Adverse Effect” means any change, effect, event, occurrence, condition or state of facts that, individually or in the aggregate, (a) is materially adverse to the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impedes the ability of the Company to timely perform its obligations under this Agreement or consummate the Merger or any of the other transactions contemplated by this Agreement, other than, in the case of clause (a), any change, effect, event, occurrence, condition or state of facts relating to (i) the economy or financial markets (including credit markets) in general, (ii) the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company operates, (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet published revenue or earnings projections (but not any change, effect, event, occurrence, condition or state of facts underlying such change or failure), (v) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (vi) the adverse consequences of Parent not granting the Company consent to take an action prohibited under clauses (i) through (xx) of Section 5.01(a) if the Company requested such consent in accordance with the terms of this Agreement, or (vii) any determination by the FDA, in each case, relating to ALO-01 (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules, including as to its approvability, labeling, risk management profile, CMC matters, pre-approval inspection matters and any requirement to conduct further clinical trials or any delayed launch thereof, except in the cases of clauses (i), (ii) or (iii), to the extent that such changes, effects, events, occurrences, condition or state of facts have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.
     (s) “Parent Incentive Plans” means plans maintained by Parent (other than any employee stock purchase plan designed to satisfy Section 423 of the Code) that are similar to the Company Incentive Plans on the date of this Agreement
     (t) “Parent Material Adverse Effect” means any change, effect, event, occurrence, condition or state of facts that prevents or materially impedes or delays the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby.
     (u) “Parent Savings Plan” means the tax-qualified retirement plan maintained by Parent, for the benefit of employees of Parent and its Affiliates, which is intended to satisfy the requirements of Sections 401(a), 401(k) and 401(m) of the Code.
     (v) “Parent Termination Fee” means sixty million dollars ($60,000,000).
     (w) “Permitted Liens” means (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty or that are being contested in good faith through appropriate proceedings and for which there are adequate reserves on the financial statements of the Company, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property and affecting the interest of any lessor or lessee of any easements benefiting any Leased Real Property, (D) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted or render title to such property unmarketable, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted or render title to such property unmarketable.
     (x) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (y) “Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.
     (z) a “Subsidiary” of any person means another person, of which the first person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such person.
          SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to monetary amounts are to the lawful currency of the United States.
          SECTION 9.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Company Disclosure Schedule) and the Confidentiality Agreement (except with respect to any provision of such agreement requiring Parent or Merger Sub or their Affiliates to file any Claim or Action under seal, which provisions are hereby terminated) and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and (b) are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies, except for: (i) the right of the holders of Company Common Stock who validly tender shares pursuant to the Offer to receive the consideration in respect thereof from and after the Share Acceptance Date and the right of the holders of Company Common Stock (including ESPP participants) other than those who tender their shares of Company Common Stock pursuant to the Offer, the Company Stock Options and the Company Restricted Stock Units to receive, from and after the Effective Time, the aggregate consideration which they are entitled to receive pursuant to Article III; (ii) in circumstances in which the holders of Company Common Stock do not have legal standing to seek remedies at law or in equity against Parent and Merger Sub, the right of the Company, on its own behalf and on behalf of the holders of Company Common Stock, to seek all remedies available at law or equity against Parent and Merger Sub in the event of any failure by Parent or Merger Sub to consummate the Offer and the Merger in accordance with the terms and conditions of this Agreement (it being understood and agreed among the parties hereto that the obligations of Parent and Merger Sub under this Agreement are material to the Company’s execution of this Agreement); (iii) the provisions set forth in Section 6.05 of this Agreement (from and after the Share Acceptance Date); and (iv) the right of the Company (but not any third party) to seek remedies at law or in equity to enforce the provisions set forth in the last sentence of Section 6.14(c) of this Agreement.

          SECTION 9.08. GOVERNING LAW
     . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Specific Enforcement; Consent to Jurisdiction.
          (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Agreement (including Section 6.03 and Section 6.14) in any court of the State of Delaware or any Federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, other than as limited hereunder; provided that notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates shall be entitled to any injunction or specific performance or enforcement of the terms of this Agreement with respect to the failure of Parent or Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer (or to otherwise consummate the Offer) when required pursuant to Section 1.01 due to (A) the failure by Parent or Merger Sub to receive the proceeds of the Debt Financing (or any Alternative Financing) or (B) (i) the failure by the parties to satisfy any of the Offer Conditions relating to Antitrust Laws or (ii) circumstances giving rise to the accrual of termination rights hereunder relating to Antitrust Laws, in each case specified in the immediately preceding clause (B)(i) or (B)(ii), under the circumstances contemplated by Section 6.06(c)(i), which remedies are hereby waived by the Company on behalf of itself and its Affiliates.
          (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).
          SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	Chairman, President and Chief Executive Officer

ALBERT ACQUISITION CORP.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	Chairman, President and Chief Executive Officer

ALPHARMA INC.
By:	/s/ Thomas J. Spellman III
	Name:	Thomas J. Spellman III
	Title:	Executive Vice President and General Counsel

ANNEX I
Index of Defined Terms

Term
2009 Grants	Section 6.04(b)
Acceptable Confidentiality Agreement	Section 5.02(b)(iii)
Acquisition Agreement	Section 5.02(e)(ii)
Action	Section 9.03(a)
Adverse Recommendation Change	Section 5.02(e)(i)
Affiliate	Section 9.03(b)
Agreement	Preamble
Alternative Financing	Section 6.14(b)
ANDA	Section 4.01(s)(vii)
Annual Amount	Section 6.05(c)
Antitrust Law	Section 9.03(c)
Appraisal Shares	Section 3.01(d)
Authorizations	Section 4.01(i)(i)
Board Actions	Section 1.02(a)
Board Recommendation	Section 1.02(a)
business day	Section 9.03(d)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Claim	Section 6.05(b)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.02(h)
Company	Preamble
Company Benefit Plan	Section 4.01(m)(ix)
Company Bylaws	Section 2.05(b)
Company Certificate of Incorporation	Section 2.05(a)
Company Class B Common Stock	Section 3.01(b)
Company Common Stock	Preamble
Company Disclosure Documents	Section 4.01(f)
Company Disclosure Schedule	Section 9.03(e)
Company Employees	Section 6.04(a)
Company Incentive Plan	Section 9.03(f)
Company Material Contract	Section 4.01(p)
Company Pension Plan	Section 4.01(m)(i)
Company Performance Unit	Section 9.03(g)
Company Performance Unit Amount	Section 3.03(c)
Company Preferred Stock	Section 4.01(c)(i)
Company Restricted Stock	Section 9.03(h)
Company Restricted Stock Unit	Section 9.03(i)
Company Savings Plan	Section 9.03(j)
Company Savings Program	Section 6.04(a)
Company Severance Arrangements	Section 6.04(g)
Company Stock Appreciation Right	Section 9.03(k)
Company Stock Option	Section 9.03(l)
Company Termination Fee	Section 9.03(m)

ANNEX I

Term
Confidentiality Agreement	Section 6.02
Continuing Employee	Section 6.04(b)
Contract	Section 4.01(d)
Convertible Notes	Section 4.01(c)(ii)
Credit Agreements	Section 4.01(e)(iii)
DEA	Section 4.01(i)(i)
Debt Commitment Letter	Section 4.02(d)
Debt Financing	Section 4.02(d)
DGCL	Section 2.01(a)
Divestiture and Limitation	Section 6.03(b)
Drug Laws	Section 4.01(i)(i)
EDGAR	Section 4.01
Effective Time	Section 2.03
Environmental Law	Section 4.01(o)
ERISA	Section 9.03(n)
ESPP	Section 3.03(b)
Exchange Act	Section 1.01(a)
Exchange Fund	Section 3.02(a)
Existing Offer	Preamble
Expiration Date	Section 1.01(a)
FDA	Section 4.01(i)
Filed SEC Documents	Section 4.01
Foreign Merger Control Laws	Section 4.01(d)
Foreign Plan	Section 4.01(m)(x)
Fully Diluted Shares	Section 9.03(o)
GAAP	Section 4.01(e)(i)
Governmental Entity	Section 4.01(d)
Hazardous Material	Section 4.01(o)
Hazardous Materials Claim	Section 4.01(o)
HHS	Section 4.01(i)(ii)
HSR Act	Section 4.01(d)
IBSA Warrants	Section 4.01(c)(ii)
IDEA Warrants	Section 4.01(c)(ii)
Indebtedness	Section 5.01(a)(viii)
Indemnified Party	Section 6.05(a)
Initial Expiration Date	Section 1.01(a)
Intellectual Property	Section 4.01(s)(viii)
ISRA	Section 9.03(p)
Judgment	Section 4.01(d)
King Nominee Information Statement	Section 1.03(b)
Knowledge	Section 9.03(q)
Law	Section 4.01(d)
Leased Real Property	Section 4.01(r)(ii)
Liens	Section 4.01(b)
March 2006 Credit Agreement	Section 4.01(e)(iii)
Material Adverse Effect	Section 9.03(r)

ANNEX I

Term
Material Intellectual Property	Section 4.01(s)(i)
Materially Burdensome Condition	Section 6.03(b)
Merger	Preamble
Merger Consent	Section 6.01(a)
Merger Consideration	Section 3.01(c)
Merger Information Statement	Section 4.01(d)
Merger Sub	Preamble
Minimum Condition	Section 1.01(a)
Notice of Adverse Recommendation	Section 5.02(f)
Notice Expiration Date	Section 6.04(b)
Notice of Superior Proposal	Section 5.02(f)
Offer	Preamble
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Section 1.01(a)
Option Amount	Section 3.03(a)
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 4.01(r)(i)
Parent	Preamble
Parent Annual Plan	Section 6.04(c)
Parent Benefit Plans	Section 6.04(a)
Parent Incentive Plans	Section 9.03(s)
Parent Material Adverse Effect	Section 9.03(t)
Parent Related Parties	Section 6.06(c)
Parent Savings Plan	Section 9.03(u)
Parent Termination Fee	Section 9.03(v)
Paying Agent	Section 3.02(a)
PBGC	Section 4.01(m)(iii)
Permitted Liens	Section 9.03(w)
person	Section 9.03(x)
Pharmaceutical Products	Section 4.01(i)(ii)
Real Property Leases	Section 4.01(r)(ii)
Real Property Subleases	Section 4.01(r)(v)
Release	Section 4.01(o)
Representative	Section 9.03(y)
Restraints	Section 7.01(b)
Rights	Section 4.01(c)(i)
Rights Agreement	Section 4.01(c)(i)
Savings Plan Termination Date	Section 6.04(e)
Schedule 14D-9	Section 1.02(c)
Schedule 14D-9 Amendment	Section 1.02(c)
Schedule TO	Section 1.01(b)
Schedule TO Amendment	Section 1.01(b)
SEC	Section 1.01(b)
SEC Documents	Section 4.01(e)(i)
Section 16	Section 6.10

ANNEX I

Term
Section 262	Section 3.01(d)
Securities Act	Section 1.04(c)
Share Acceptance Date	Section 1.03(a)
Stock Unit/Restricted Stock Amount	Section 3.03(a)
Short Form Merger	Section 2.01(b)
Stockholder Approval	Section 4.01(t)
Subsequent Offering Period	Section 1.01(a)
Subsidiary	Section 9.03(z)
Superior Proposal	Section 5.02(c)
Surviving Corporation	Section 2.01(a)
Takeover Proposal	Section 5.02(a)(i)
Tax Return	Section 4.01(n)(iii)
Taxes	Section 4.01(n)(ii)
Technology	Section 4.01(s)(ix)
Top Up Closing	Section 1.04(b)
Top Up Option	Section 1.04(a)
Top Up Option Shares	Section 1.04(a)
Transition Period	Section 6.04(a)
Uncertificated Shares	Section 3.01(c)
United States	Section 3.02(f)
Voting Company Debt	Section 4.01(c)(v)

ANNEX II
Offer Conditions
Notwithstanding any other term of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for, and may delay the acceptance for payment of, any shares of Company Common Stock tendered pursuant to the Offer, and, to the extent permitted by the Agreement, may terminate or amend the Offer, if the Minimum Condition shall not have been satisfied or any of the following conditions exists:
     (a) there shall be any Restraint that would, or is reasonably likely to, directly or indirectly: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the transactions contemplated by the Agreement necessary to effect the Offer or the Merger as contemplated hereunder; (ii) impose material limitations on the ability of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to acquire, hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares of Company Common Stock including the right to vote the shares of Company Common Stock to be purchased by it pursuant to the Offer on all matters properly presented to the holders of Company Common Stock; or (iii) impose a Materially Burdensome Condition;
     (b) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have terminated or expired prior to the Expiration Date without the imposition of a Materially Burdensome Condition;
     (c) (i) any of the representations and warranties of the Company contained in Section 1.02(a), Section 4.01(c)(i) through (c)(v), the first sentence of Section 4.01(c)(vii), or the first sentence of Section 4.01(g) shall not be true and correct in all respects when made or as of the Expiration Date as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except, in the case of Section 4.01(c)(i) through (c)(v), for any de minimis inaccuracy, and (ii) any of the representations and warranties of the Company contained in Section 4.01(c)(vi), the second and fourth sentences of Section 4.01(d), Section 4.01(t), Section 4.01(u), Section 4.01(v) and Section 4.01(w) that is qualified as to “materiality” or by reference to Material Adverse Effect or other similar qualifications, shall not be true and correct in all respects, or any such representation or warranty that is not so qualified shall not be true and correct in all material respects, in each case, when made or as of the Expiration Date as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date); and (iii) any of the other representations and warranties of the Company contained in the Agreement (disregarding all “materiality,” Material Adverse Effect or other similar qualifications contained in any such representations and warranties) shall not be true and correct in all respects when made or as of the Expiration Date as if

ANNEX II
made at and as of such time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (d) the Company shall not have performed or complied with in all material respects, any of its covenants or agreements contained in the Agreement at or prior to the Expiration Date to the extent required to be performed at or prior to the Expiration Date;
     (e) there shall be pending or threatened any Action, whether criminal, civil, administrative, investigative or otherwise, at law or in equity, by a Governmental Entity, that is reasonably likely to result in, directly or indirectly, any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;
     (f) since December 31, 2007, there shall have occurred any change, effect, event, occurrence, condition or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (g) the Merger Agreement shall have been terminated pursuant to its terms.
The foregoing conditions are for the benefit of Parent and Merger Sub and, except for the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.